CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of August 23, 2017, by and between MGP INGREDIENTS, INC. a Kansas corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”).
The parties hereto agree as follows:
ARTICLE I - DEFINITIONS; RULES OF INTERPRETATION; ACCOUNTING MATTERS.
SECTION 1.1.    Definitions.
“AAA” is defined in Section 8.14(b).

“Acquisition” means (a) the acquisition of a Controlling Equity Interest in another Person, whether by purchase of such Equity Interest, the exercise of an option or warrant for, or conversion of securities into, such Equity Interest, or otherwise, in each case causing any Person to become a Subsidiary, (b) the acquisition of assets of another Person (other than the Borrower or a Subsidiary) which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person, or (c) a merger or consolidation or any other combination with another Person (other than the Borrower or a Subsidiary) provided that the Borrower or a Person that is a Subsidiary (after giving effect to such merger, consolidation or other combination) is the survivor.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Anti-Corruption Laws” means, collectively, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and all other similar anti-corruption legislation in other jurisdictions.

“Applicable Rate” is defined in Section 2.2(a).

“Availability Period” is defined in Section 2.1(a).

“Base Rate” means at any time the highest of (a) the per annum rate which the Lender publicly announces from time to time to be its prime lending rate, as in effect from time to time, (b) LIBOR that would then be applicable to a new LIBOR Loan with a one month Interest Period plus 1.00% (resetting daily) and (c) the Federal Funds Rate, as in effect from time to time, plus 0.50%. The Lender's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers. The Lender may make commercial loans or other loans at rates of interest at, above or below the Lender's prime lending rate. Each change in the Lender’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Base Rate Loan” means a Loan at any time that it bears interest at a rate based on the Base Rate.

"Bunge Agreements" means, collectively (a) that certain Grain Supply Agreement dated as of January 1, 2015 between MGPI of Indiana, LLC, a Delaware limited liability company, and Consolidated Grain and Barge and (b) that certain Grain Supply Agreement dated as of December 22, 2014 between MGPI Processing and Bunge Milling, Inc., in each case as amended from time to time and together with any replacements thereof.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Georgia or New York, New York are authorized or required by law to close.

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“Capital Expenditures” means for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Consolidated Group that are (or would be) set forth on a consolidated statement of cash flows of the Consolidated Group for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Consolidated Group during such period; provided that Capital Expenditures shall not include (i) expenditures that constitute Acquisitions permitted hereunder, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment but only to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, or (iii) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease Obligations” of any Person means all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means to deposit cash in a deposit account with the Lender as collateral for the payment and performance of the obligations of the Borrower under this Agreement in an amount equal to 103% of the outstanding Letter of Credit Exposure (or, in the case of Section 2.1(b), in the amount required thereunder to eliminate any excess exposure) plus any accrued and unpaid interest thereon. Such deposit account shall be in the name of the Lender and the Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrower’s risk and expense, such deposits shall not bear interest. Moneys in such account shall be applied by the Lender to reimburse the Lender for drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement.

“Change of Control” means any event or series of events by which:

(a)    (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty percent (40%) of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower or (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(b)    there shall have occurred under any indenture or other instrument evidencing any Indebtedness of any Loan Party in excess of $10,000,000 any “change in control” or similar provision (as

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set forth in the indenture, agreement or other evidence of such Indebtedness) obligating the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness provided for therein.

“Closing Date” is defined in Section 2.1(a).

"Code" means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all property of the Borrower, any Guarantor or any other Person in which the Collateral Agent is granted a Lien under any Security Document as security for all or any portion of the Obligations.

“Collateral Agent” means the Lender, in its capacity as collateral agent pursuant to the Intercreditor Agreement, together with its successors and assigns in such capacity.

“Commitment” is defined in Section 2.1(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Consolidated EBITDA” means, for the Consolidated Group for any period, the sum of (a) Consolidated Net Income for such period, plus (b) to the extent deducted in arriving at Consolidated Net Income for such period, (i) income taxes (whether federal, state, local or otherwise), (ii) Consolidated Interest Expense, (iii) depreciation and amortization determined on a consolidated basis in accordance with GAAP for such period and (iv) other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), minus (c) to the extent included in determining Consolidated Net Income for such period, non-cash gains or non-cash items increasing Consolidated Net Income.

“Consolidated Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) the remainder of (i) Consolidated EBITDA for such period minus (ii) dividends and distributions by the Borrower to its shareholders during such period (excluding any dividends paid from any pre-merger dividends or any merger, equity cancellation or other consideration received by MGPI Processing in connection with the disposition or cancellation of its Equity Interests in ICP during the period in which such dividends are paid by the Borrower to its shareholders), minus (iii) income taxes (whether federal, state, local or otherwise) paid in cash during such period, minus (iv) Capital Expenditures during such period (excluding Capital Expenditures constituting payments in respect of capital leases and Capital Expenditures financed by Indebtedness permitted under Section 6.2(d)), minus (v) share repurchases or other acquisition or retirement of any of the Borrower’s Equity Interests or any security convertible into or exchangeable for any of the Borrower’s Equity Interests (in each case excluding share repurchases and other acquisitions of stock of the Borrower or securities convertible therefor required to be purchased pursuant to employee stock compensation plans consistent with the plans in effect on the Closing Date in an aggregate amount not to exceed (x) $7,500,000 in any period other than the 2019 fiscal year, or (y) $14,200,000 in the 2019 fiscal year) to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means for the Consolidated Group for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, and (b) scheduled principal payments of Consolidated Funded Indebtedness (other than the Loans) during such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, all outstanding liabilities for borrowed money and other interest-bearing liabilities of the Consolidated Group outstanding on such date, including, without limitation, (a) all obligations evidenced by bonds, debentures, loan agreements, notes or other similar agreements or instruments, (b) all Capital Lease Obligations and purchase money indebtedness, (c) all obligations, contingent or otherwise, in respect of drawn letters of credit, acceptances or similar extensions of credit, (d) all obligations, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person (other than stock of the Borrower required to be purchased pursuant to employee stock compensation plans consistent with the plans in effect on the

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Closing Date) and (e) Guarantees of Indebtedness of any of the foregoing types described in clauses (a) through (d) of this definition, after eliminating all off-setting debits and credits between members of the Consolidated Group and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Consolidated Group in accordance with GAAP.

“Consolidated Group” means, collectively, the Borrower and its Subsidiaries.

“Consolidated Interest Expense” means, for the Consolidated Group for any period determined on a consolidated basis in accordance with GAAP, total interest expense (including the interest component of any payments in respect of Capital Lease Obligations and the net payment obligations pursuant to Swap Contracts pertaining to interest rate transactions) during such period.

“Consolidated Leverage Ratio” means, as of the date of computation thereof, the ratio of (i) Consolidated Funded Indebtedness (determined as at such date) to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date; provided that, during any period that includes any Material Acquisition or a Material Disposition, the calculation of Consolidated EBITDA shall be made on a historical Pro Forma Basis with respect to that portion of the applicable measurement period that occurred prior to the consummation of such transaction in accordance with Section 1.3(d).

“Consolidated Net Income” means, for any period, the net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (a) any extraordinary gains or losses, (b) any gains attributable to a sale of assets (other than inventory sold in the ordinary course of business) or the write-up of assets and non-cash losses attributable to the impairment of any intangible asset, (c) any Equity Interest of any member of the Consolidated Group in the unremitted earnings of any Person that is not a Subsidiary and (d) except to the extent included pursuant to Section 1.3(d), any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of or is merged into or consolidated with a member of the Consolidated Group or the date that such Person’s assets are acquired by a member of the Consolidated Group.

“Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” have meanings correlative thereto.

"Customer Owned Inventory" means inventory owned by a customer of the Borrower or any of its Subsidiaries and with respect to which the Borrower or any of its Subsidiaries is acting as a bailee or the like or is otherwise storing or disposing of such inventory at the request of or for the benefit of such customer or its assignee, including any lender to such customer, in each case so long as such inventory is owned by such customer.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided that with respect to a LIBOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for LIBOR Loans plus 2% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

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“Dollars” or “$” means dollars constituting legal tender for the payment of public and private debts in the United States of America.

“Eligible Investments” means:

(a)    direct obligations of, or obligations the timely payment of principal or interest of which are fully and unconditionally guaranteed by the United States of America or any agency thereof;

(b)    obligations of any corporation organized under the laws of any state of the United States of America or under the laws of any other nation, payable in the United States of America, expressed to mature not later than 270 days following the date of issuance thereof and having one of the two highest ratings obtainable from either S&P Global Ratings, a division of S&P Global, Inc. (“S&P”) or Moody’s Investor’s Services, Inc. (“Moody’s”);

(c)    interest bearing demand or time deposits issued by the Lender or certificates of deposit maturing within one year from the date of issuance thereof and issued by a bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $1,000,000,000 and being rated “A” or better by S&P or “A” or better by Moody’s;

(d)    deposit accounts maintained with any bank that satisfies the criteria in clause (c) above or any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such bank is insured by the Federal Deposit Insurance Corporation; and

(e)    any other investments expressly approved in writing by the Lender.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any member of the Consolidated Group or any Guarantor directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” is defined in Section 3.8.

“ERISA Affiliate” means any corporation or trade or business that is under common control with the Borrower, as described in Section 414(b) or (c) of the Code (and for purposes of provisions relating to Section 412 of the Code, described in Section 414(m) or (o) of the Code).

“ERISA Event” means (a) any Reportable Event; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any

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ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the determination that any Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“ERISA Litigation” means any claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

“Event of Default” is defined in Section 7.1.

“Excluded Assets” means, collectively, (a) any lease, license or contract to which any member of the Consolidated Group or any Guarantor is a party, or any license, consent, permit, variance, certification, authorization or approval of any Governmental Authority (or any person acting on behalf of a Governmental Authority) of which such member of the Consolidated Group or Guarantor, as the case may be, is the owner or beneficiary, or any of its rights or interests thereunder, if and for so long as the grant of a security interest therein shall constitute or result in (i) the abandonment, invalidation or unenforceability of the right, title or interest of such member of the Consolidated Group or Guarantor (as applicable) therein or (ii) a breach or termination pursuant to the terms of, or a default under, such lease, license or contract or such license, consent, permit, variance, certification, authorization or approval (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principles of equity), (b) any equipment, inventory or real property owned by a member of the Consolidated Group or Guarantor, as the case may be, on the date hereof or hereafter acquired that is subject to a purchase money Lien or a Lien securing a Capital Lease Obligation permitted to be incurred hereunder and, in the case of a Guarantor, under the Guaranty Agreement to which it is a party if the contract or other agreement (or the documentation providing for such purchase money obligation or Capital Lease Obligation) in which such Lien is granted validly prohibits the creation of any other Lien on such equipment, inventory or real property, (c) any real property (excluding from this definition, however, any equipment in the nature of trade fixtures, but including any fixtures in the nature of heating, ventilation, air conditioning or similar fixtures relating to physical structure or basic operation of any improvements on such real property), (d) any motor vehicles, trailers, mobile homes, manufactured homes, boats or rolling stock, (e) any assets of any Excluded Subsidiaries, and (f) Equity Interests issued by any Foreign Subsidiary, other than (x) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any first-tier Foreign Subsidiary and (y) 100% of the non-voting Equity Interests in any first-tier Foreign Subsidiary.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary and (b) any Foreign Subsidiary; provided, that in no event shall such definition include any Subsidiary that incurs, Guarantees or otherwise provides collateral to support any Senior Note Indebtedness or Incremental Equivalent Debt.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant under a Loan Document by such Guarantor of a Lien or security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes a violation of the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect any and all “keep well” arrangements and other Guarantees by other Persons) at the time the Guarantee of such Guarantor, or grant by such Guarantor of a Lien in or security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under

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a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guarantee, Lien or security interest is or becomes a violation of the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of March 21, 2016, by and among the Borrower, certain Subsidiaries of the Borrower party thereto as borrowers, Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time party thereto.

"Existing Supply Agreements" means, collectively, (a) each Bunge Agreement, and (b) that certain Supply Agreement dated July 10, 2015 between Ardent Mills, LLC and MGPI Processing, as amended from time to time and together with any replacement s thereof.

“Family Trust” means, in respect of any individual, any trust for the exclusive benefit of such individual, his/her spouse and lineal descendants, so long as such individual has the exclusive right to control such trust.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

"Foreign Subsidiary" means any Subsidiary that is not organized under the laws of any political subdivision of the United States of America or the District of Columbia.

“GAAP” means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or

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other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, the Subsidiary Guarantors and any other Person that Guarantees any of the Obligations.

“Guaranty Agreements” means, collectively, the Subsidiary Guaranty Agreement and all other agreements pursuant to which any other Person Guarantees any of the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"ICM Lease" means that certain Equipment Lease Agreement, dated as of August 16, 2017, between MGPI Processing, as lessor, and ICM, Inc., as lessee.

“ICP” means Illinois Corn Processing, LLC, a Delaware limited liability company.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary which (a) does not have material assets or material operations as reasonably determined by the Borrower and the Lender and (b) does not own, directly or indirectly, any Equity Interests of any Subsidiary that has material assets or material operations as reasonably determined by the Borrower and the Lender; provided that if either (i) the total assets of the Immaterial Subsidiaries, taken as a whole, as of the last day of the fiscal quarter set forth in the most recent financial statements delivered pursuant to Section 5.2(a) or (b), is greater than five percent (5%) of the consolidated total assets of the Borrower and its Subsidiaries on such date or (ii) the total revenue of the Immaterial Subsidiaries, taken as a whole, for the four fiscal quarter period ending on the last day of the most recent fiscal quarter covered by financial statements is greater than five percent (5%) of the consolidated total revenue of the Borrower and its Subsidiaries for such period, then the Borrower shall identify in writing and cause one or more Immaterial Subsidiaries (other than a Foreign Subsidiary) to become a Guarantor and comply with the requirements of Section 5.8 until the total assets and total revenue of the Immaterial Subsidiaries, taken as a whole, constitute less than five percent (5%) of consolidated total assets and five percent (5%) of consolidated total revenue of the Borrower and its Subsidiaries at such time.

“Increase Date” is defined in Section 2.7.

“Incremental Commitment” is defined in Section 2.7.

“Incremental Equivalent Debt” is defined in Section 6.2.

“Incremental Increase” is defined in Section 2.7.

“Indebtedness” of any Person means, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, loan agreements, notes or other similar agreements or instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of business), (d) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (e) all Capital Lease Obligations of such Person, (f) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (g) all Guarantees of such Person of the type of Indebtedness described in clauses (a) through (f)

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above, (h) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (i) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, (j) all Off-Balance Sheet Liabilities and (k) the Swap Termination Value under any Swap Contract of such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness or applicable law provide that such Person is not liable therefor.

“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to the Lender, among the Lender, Wells Fargo Bank, National Association, as collateral agent for itself and the purchasers under the Senior Note Purchase Agreement, and acknowledged by the Loan Parties.

“Interest Period” means a period commencing on a New York Business Day and continuing for one, three or six months, as designated by the Borrower, during which all or a portion of the outstanding principal balance of a Loan bears interest determined in relation to LIBOR; provided, that (i) no Interest Period may be selected for a principal amount less than $100,000, (ii) if the day after the end of any Interest Period is not a New York Business Day (so that a new Interest Period could not be selected by the Borrower to start on such day), then such Interest Period shall continue up to, but shall not include, the next New York Business Day after the end of such Interest Period, unless the result of such extension would be to cause any immediately following Interest Period to begin in the next calendar month in which event the Interest Period shall continue up to, but shall not include, the New York Business Day immediately preceding the last day of such Interest Period, (iii) no Interest Period shall extend beyond the Availability Period, and (iv) the Lender shall have no obligation to quote or maintain more than 5 Interest Periods in effect at any given time.

“IP Rights” is defined in Section 3.7.

"IRB Property" has the meaning given to such term in the definition of Permitted IRB Financings.

“Letter of Credit” is defined in Section 2.1(d).

“Letter of Credit Agreement” is defined in Section 2.1(d).

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of unreimbursed drawings under Letters of Credit issued hereunder.

“Letter of Credit Fee” is defined in Section 2.2(h).

“LIBOR” means the rate of interest per annum (rounded upwards, if necessary, to the next 1/100th of 1%) determined by the Lender based on the rate for United States dollar deposits for delivery on the first day of the applicable Interest Period for a period approximately equal to such Interest Period as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Interest Period (or if not so reported, then as determined by the Lender from another recognized source or interbank quotation); provided, that, if LIBOR determined as provided above would be less than zero percent (0.0%), then LIBOR shall be deemed to be zero percent (0.0%).

“LIBOR Loan” means a Loan at any that it bears interest at a rate based on LIBOR (other than by virtue of the application of clause (b) of the definition of Base Rate).

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of

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any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing). For the avoidance of doubt, a Lien shall not include any owner's, bailor's or similar interest with respect to any Customer Owned Inventory.

“Loan” is defined in Section 2.1(a).

“Loan Documents” means, collectively, this Agreement, the Note, each Guaranty Agreement, each Letter of Credit Agreement, each Security Document, the Intercreditor Agreement, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing (other than, for the avoidance of doubt, Related Swap Contracts and agreements for cash management services described in the definition of Related Treasury Management Arrangement).

“Loan Parties” means the Borrower and the Subsidiary Guarantors, collectively.

"London Business Day" means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

“Material Acquisition” means any Acquisition or series of related Acquisitions consummated after the Closing Date involving aggregate consideration with a fair market value in excess of $10,000,000.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (a) the business, results of operations, financial condition, assets or liabilities of the Consolidated Group taken as a whole, (b) the ability of any Loan Party or any other Guarantor to perform any of its obligations under the Loan Documents, (c) the rights and remedies of the Lender or the Collateral Agent under any of the Loan Documents or (d) the legality, validity or enforceability of any of the Loan Documents.

“Material Contract” means (a) any contract or other agreement (other than the Loan Documents and any documents or other agreements pertaining to any Indebtedness permitted by Section 6.2(i) or 6.2(k)), whether written or oral, to which any Loan Party is a party that involves payments in an aggregate amount of more than $25,000,000 or as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect, (b) as of the Closing Date, (i) each Existing Supply Agreement, and (ii) that certain Distillate Supply Agreement dated as of July 1, 2013 between Diageo Americas Supply, Inc. and MGPI of Indiana, LLC, and (c) after the Closing Date, each agreement described in clause (b) above, if then in effect, together with any amendments, restatements or other modifications thereof entered into after the Closing Date.

“Material Disposition” means any Disposition or series of related Dispositions consummated after the Closing Date involving aggregate consideration with a fair market value in excess of $1,000,000.

“Maturity Date” is defined in Section 2.1(a).

“MGPI Processing” means MGPI Processing, Inc., a Kansas corporation.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty or recovery under any life insurance policy, insurance proceeds, and (iii) in the

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case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by any member of the Consolidated Group to third parties (other than Affiliates) in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by any member of the Consolidated Group as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by any member of the Consolidated Group, and the amount of any reserves established by such member of the Consolidated Group to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the Borrower or such other Person).

"New York Business Day" means any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

“Note” is defined in Section 2.1(a).

“Obligations” means all amounts owing by any Loan Party to the Collateral Agent, the Lender or any Affiliate of the Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan , Letter of Credit or Related Credit Arrangement, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Lender incurred pursuant to this Agreement, any other Loan Document or any Related Credit Arrangement), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof; provided that the “Obligations” of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liabilities” of any Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (c) any liability of such Person under any so-called “synthetic” lease transaction or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Payment Office” means the office of the Lender located at 1100 Abernathy Road, Suite 1130, MAC G0189-112, Sandy Springs, Georgia 30328, or such other location as to which the Lender shall have given written notice to the Borrower.

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“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans. Any reference to “compliance” with Pension Funding Rules herein shall be deemed to include that (a) no waiver of any applicable minimum funding standards has been applied for or obtained and (b) as of the most recent valuation date for any Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any Plan to drop below 60% as of the most recent valuation date.

“Permitted Acquisition” means any Acquisition by any Loan Party; provided that:

(a)    no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such Acquisition and any Indebtedness incurred in connection therewith;

(b)    the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earn-outs and other contingent payment obligations to, and the aggregate amounts paid or to be paid under non-compete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries for any such Acquisition, when aggregated with the total cash and non-cash consideration paid by or on behalf of the Borrower and its Subsidiaries for all other Acquisitions made by the Borrower and its Subsidiaries, shall not exceed $100,000,000 in any fiscal year;

(c)    such Acquisition is not a “hostile” acquisition and, if required by applicable law, has been approved by the board of directors and/or shareholders (or comparable persons or groups) of the applicable Loan Party and the Person to be (or whose assets are to be) acquired;

(d)    the lines of business of the Person to be so acquired are permitted pursuant to Section 6.4 or, in the case of an Acquisition of assets, the assets acquired are useful in the business of the Borrower and its Subsidiaries as conducted immediately prior to such Acquisition;

(e)    all of the requirements set forth in Section 5.8 are satisfied;

(f)    the Consolidated Leverage Ratio calculated on a Pro Forma Basis (as of the closing date of the Acquisition after giving effect thereto) shall be no greater than 2.75 to 1.00; and

(g)    in the case of a Material Acquisition, at least five Business Days before the date on which any such Acquisition is to be consummated, the Borrower has delivered to the Lender (i) a certificate from an authorized officer of the Borrower, in form and substance reasonably satisfactory to the Lender, certifying that all of the requirements set forth in clauses (a) through (f) have been satisfied or will be satisfied on or prior to the consummation of such Acquisition, (ii) copies of Permitted Acquisition Documents, which shall be in form and substance reasonably satisfactory to the Lender, and (iii) if requested by the Lender, a due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person's (or assets') historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to the Lender.

“Permitted Acquisition Documents” means with respect to any Acquisition proposed by any Loan Party, final copies or substantially final drafts if not executed at the required time of delivery of the purchase

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agreement, sale agreement, merger agreement or other agreement evidencing such Acquisition and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Encumbrances” means, collectively, (a) Liens imposed by law for taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP; (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) judgment and attachment liens not giving rise to an Event of Default; (f) customary Liens and rights of setoff upon deposits in favor of depository institutions and Liens of a collecting bank on payment items in the course of collection, in each case except to the extent required to be waived or subordinated pursuant to a control agreement or subordination agreement in favor of the Lender required to be executed and delivered pursuant to this Agreement; (g) any interest of title of a lessor under, and Liens arising from precautionary Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements) relating to, leases permitted by this Agreement; and (h) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or any leasing or subleasing of real property that is not approved in advance in writing by the Lender.

“Permitted Investors” means any of (a) Karen Seaberg, (b) Richard B. Cray and (c) Laidacker M. Seaberg, or any Family Trust of such Persons.

"Permitted IRB Financings" means financings, in an aggregate principal amount outstanding at any time not to exceed $10,000,000, in the nature of industrial revenue bonds or the like issued by a state, county, municipality or similar political subdivision or an industrial revenue authority or similar issuer in connection with the acquisition, construction, installation and/or equipping of land or real property improvements and/or personal property located thereon to be used in the manufacture or storage of whiskey, including but not limited to whiskey maturation warehouses or similar facilities and barrels to fill such warehouses or similar facilities, but excluding whiskey distillate stored in such barrels (collectively, "IRB Property"), and whereby the Borrower or one of its Subsidiaries may transfer all or a portion of such IRB Property to the issuer of such bonds (whether pursuant to a sale or a lease) and whereby, in such event, the Borrower or such Subsidiary, as applicable, shall lease back or otherwise acquire from such issuer a leasehold or similar interest in such IRB Property. Notwithstanding the foregoing, no such financing shall constitute a Permitted IRB Financing if the real property subject to such financing was acquired by the Borrower or a Subsidiary more than one year before the issuance of the industrial revenue bonds related to such real property.

"Permitted Real Estate" means real estate owned by the Borrower or one or more of its Subsidiaries and located at or near: 16 Kansas Avenue, Kansas City, Kansas; 10 Berger Avenue, Kansas City, Kansas; 101 Commercial Street, Atchison, Kansas; and 68, 72, 84, 102 and 108 Ridge Avenue, Greendale, Indiana.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person (whether with the same or different lenders); provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended except by an amount equal to unpaid

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accrued interest and premium thereon, (b) such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.2(i), at the time thereof, no Default or Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, the terms and conditions relating to collateral of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lender than the terms and conditions with respect to the collateral for the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole (and the Liens on any Collateral securing any such modified, refinanced, refunded, renewed or extended Indebtedness shall have the same (or lesser) priority relative to the Liens on the Collateral securing the Obligations), (e) the terms and conditions (excluding any amortization, collateral, subordination, pricing, fees, rate floors, discounts, premiums and optional prepayment or redemption terms) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, shall not be materially less favorable to the Loan Parties than the Indebtedness being modified, refinanced, refunded, renewed or extended, except for covenants or other provisions applicable only to periods after the Maturity Date; (f) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the Indebtedness being modified, refinanced, refunded, renewed or extended; and (g) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms (i) at least as favorable (taken as a whole) (as reasonably determined by the Borrower) to the Lender as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, and such modification, refinancing, refunding, renewal, replacement or extension is incurred by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended or (ii) otherwise reasonably acceptable to the Lender.

“Person” means any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” means a "defined benefit plan" as defined in Section 3(35) of ERISA.

“Pledge Agreement” means the Pledge Agreement dated as of the date hereof by the Borrower and certain of its Subsidiaries to the Collateral Agent.

“Pro Forma Basis” means, with respect to compliance with any test hereunder for an applicable period of measurement, that any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, discontinuance of operations, incurrence of any Indebtedness, or any other event or action requiring or permitting such test to be calculated on a “Pro Forma Basis” and the following shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test, in each case on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the Securities and Exchange Commission or otherwise as approved by the Lender: (i) income statement items (whether positive or negative) attributable to the property or person subject to such transaction, event or action (A) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment, shall be included, (ii) any retirement of Indebtedness which is retired shall be excluded and shall be deemed to have been retired as of the first day of the applicable period of measurement, and (iii) any Indebtedness incurred or assumed by the Borrower and its Restricted Subsidiaries and if such indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

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“Prohibited Transaction” means a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code, for which a statutory or administrative exemption is not otherwise available.

“Related Credit Arrangements” means, collectively, any Related Swap Contracts and any Related Treasury Management Arrangements.

“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

“Related Swap Contracts” means all Swap Contracts to or for the benefit of any Loan Party or any Subsidiary that are now or hereafter entered into or maintained with a counterparty that is either the Lender or an Affiliate of the Lender, whether or not such counterparty subsequently ceases to be a party hereto as the Lender or ceases to be an Affiliate of the Lender.

“Related Treasury Management Arrangement” means all arrangements for the delivery of cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements (including any Treasury Management Agreement), to or for the benefit of any Loan Party or any Subsidiary which are now or hereafter entered into or maintained with a counterparty that is either the Lender or an Affiliate of the Lender, whether or not such counterparty subsequently ceases to be a party hereto as the Lender or ceases to be an Affiliate of the Lender.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

"Responsible Officer" means, with respect to the Borrower or any Subsidiary, the president, chief financial officer, controller or treasurer of such Person.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of any member of the Consolidated Group now or hereafter outstanding, (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of any member of the Consolidated Group now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interest of any member of the Consolidated Group now or hereafter outstanding.

“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any Sanctions (including the Crimea region, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Security Agreement” means the Security Agreement dated as of the date hereof by the Borrower and its Subsidiaries to the Collateral Agent.

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“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Borrower, any Guarantor or any other Person shall grant or convey to the Collateral Agent a Lien in, or any other Person shall acknowledge any such Lien in, property as security for all or any portion of the Obligations or any other obligation under any Loan Document or with respect to any Senior Note Indebtedness.

“Senior Note Indebtedness” means any Indebtedness outstanding or issued under the Senior Note Purchase Agreement; provided, in the case of any Indebtedness issued after the Closing Date that (i) each holder of such Indebtedness (or an authorized representative) shall be party to the Intercreditor Agreement, (ii) the maturity date of such Indebtedness shall be no shorter than the Maturity Date then in effect, (iii) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the Weighted Average Life to Maturity of the Senior Note Indebtedness issued on the Closing Date; (iv) such Indebtedness shall not require mandatory prepayments (other than scheduled amortization payments) that are more restrictive than any mandatory prepayments applicable to the Loans and the Senior Note Indebtedness issued on the Closing Date and may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments (other than scheduled amortization payments) applicable to the Loans and any Senior Note Indebtedness issued on the Closing Date; (v) such Indebtedness shall not be incurred by or subject to any Guarantee by any Person other than the Borrower and the Guarantors, respectively, and shall not be secured by any property or assets of any Loan Party other than Collateral, and (vi) all other terms of such Indebtedness not covered in this definition shall be determined by the Borrower and the investors purchasing such Indebtedness and to the extent the terms of such Indebtedness, taken as a whole, are not substantially the same as the terms of the Senior Note Indebtedness issued on the Closing Date (other than, in each case, pricing, amortization and maturity) (as determined by the Borrower in good faith), the terms of such Indebtedness shall be reasonably acceptable to the Lender if they are adverse to the Borrower or more restrictive than the terms and conditions applicable to the Loans or any Senior Note Indebtedness issued on the Closing Date (except for covenants and events of default applicable only to periods after the Maturity Date in effect at the time such Indebtedness is issued).

“Senior Note Purchase Agreement” means that certain Note Purchase and Private Shelf Agreement, dated as of August 23, 2017, made by the Borrower, as issuer, and PGIM, Inc. and certain of its Affiliates, as purchasers.

“Subsidiary” means, with respect to any Person (the “parent”), any other Person the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly by the parent or (b) that is, as of such date, otherwise Controlled, directly or indirectly by the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder means a Subsidiary of the Borrower.

“Subsidiary Guarantors” means, collectively or individually as the context may indicate, each of the existing Subsidiaries of the Borrower on the Closing Date (other than Excluded Subsidiaries) and each other Person that becomes a party to the Subsidiary Guaranty Agreement.

“Subsidiary Guaranty Agreement” means the Subsidiary Guaranty Agreement dated as of the date hereof by the existing Subsidiary Guarantors to the Lender.

“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange

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transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Termination Date” is defined in Section 2.1(a).

“Treasury Management Agreement” means any autoborrow, sweep or similar agreement entered into between the Borrower and the Lender from time to time.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

SECTION 1.2.    RULES OF INTERPRETATION.
(a)    Unless the context requires otherwise or such term is otherwise defined herein, each term defined in Articles 1, 8 or 9 of the UCC shall have the meaning given therein. The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof. Except as otherwise expressly provided, references in any Loan Document to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to such Loan Document. All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require. When used herein or in any other Loan Document, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof. References to “including” means including without limiting the generality of any description preceding such term, and such term shall not limit a general statement to matters similar to those specifically mentioned. Except as otherwise expressly provided, all dates and times of day specified herein shall refer to such dates and times at Atlanta, Georgia.

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Whenever interest rates or fees are established in whole or in part by reference to a numerical percentage expressed as “___%”, such arithmetic expression shall be interpreted in accordance with the convention that 1% = 100 basis points.
(b)    Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.
(c)    Any reference to an officer of the Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions. Any definition of or reference to any agreement, instrument or other document (including any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
SECTION 1.3.    ACCOUNTING MATTERS.
(a)    Unless otherwise defined or specified, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Lender in advance in writing) with the financial statements of the Borrower delivered to the Lender with respect to the fiscal year ended most recently prior to the Closing Date.
(b)    In making any computation or determining any amount pursuant to Section 6.1 by reference to any item appearing on the balance sheet or other financial statement of the Consolidated Group, all adjustments to such computation or amount resulting from the application of FASB ASC Topic 815 shall be disregarded; provided that any realized gain or loss shall be included in such computations.
(c)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Borrower and the Lender shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(d)    For each period of four fiscal quarters ending next following the date of any Material Acquisition or Material Disposition consummated after the Closing Date, for purposes of determining the Consolidated Leverage Ratio, the consolidated results of operations of the Consolidated Group shall include the results of operations of the Person or assets subject to such Material Acquisition or exclude the results of operations of the Person or assets subject to such Material Disposition, as the case may be, on a historical Pro Forma Basis to the extent information in sufficient detail concerning such historical results of such Person or assets is reasonably available, and which amounts shall include only adjustments reasonably satisfactory to the Lender.

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(e)    Notwithstanding anything to the contrary contained in Section 1.3(a) above or the definition of “Capital Lease Obligations”, in the event of an accounting change requiring all leases to be capitalized, only those leases that would have constituted capital leases on the date hereof (assuming for purposes hereof that they were in existence on the date hereof) shall be considered capital or finance leases, and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).
ARTICLE II - CREDIT TERMS
SECTION 2.1.    CREDIT FACILITY.
(a)    Commitment. Subject to the terms and conditions of this Agreement, the Lender agrees to make revolving credit loans (collectively, the “Loans”) to the Borrower from time to time during the period (the “Availability Period”) from the date the conditions precedent to the initial extensions of credit set forth in Article IV have been satisfied (the “Closing Date”) until August 23, 2022 (the “Maturity Date”) or such earlier date on which the commitment of the Lender to make the Loans under this Section 2.1(a) is terminated pursuant to Section 2.1(c) or the Loans under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise)(the Maturity Date or such earlier date, the “Termination Date”) in an aggregate principal amount not to exceed $150,000,000 outstanding at any time, as such amount may be adjusted from time to time in accordance with this Agreement. The Lender’s commitment to make such Loans, as adjusted from time to time is herein referred to as the “Commitment”. The Borrower's obligation to repay the Loans shall be evidenced by a promissory note dated as of the Closing Date (together with any notes issued hereunder from time to time in replacement or substitution therefor, the “Note”).
(b)    Borrowing and Repayment. The Borrower may from time to time during the Availability Period borrow, reborrow and partially or wholly repay outstanding Loans, subject to all the limitations, terms and conditions contained herein. The outstanding principal balance of the Loans shall be due and payable in full on the Termination Date. If the aggregate outstanding amount of Loans and Letter of Credit Exposure incurred pursuant to Section 2.1(d) at any time exceeds the Commitment then in effect, the Borrower shall immediately prepay Loans or Cash Collateralize Letter of Credit Exposure in amounts sufficient to remedy such excess. Except with respect to Loans utilized to reimburse drawings paid under Letters of Credit and as otherwise permitted by the Lender (including pursuant to any Treasury Management Agreement), each advance of Loans shall (i) be in an amount of at least $100,000, and, if greater than $100,000, an integral multiple of $25,000, and (ii) require the receipt by the Lender of a request therefor prior to 1:00 p.m. (x) 1 Business Day prior to an advance of a LIBOR Loan or (y) on the date of an advance of a Base Rate Loan. Any such request may be given by telephone (or such other electronic method as the Lender may permit) so long as, promptly upon request by the Lender, the Borrower provides to the Lender written confirmation thereof.
(c)    Prepayment; Reduction and Termination of Commitment.
(i)    Optional. The Borrower may prepay Loans at any time, in whole multiples of $100,000 or, if less, in the amount of Loans then outstanding or such lesser amount as may occur pursuant to any Treasury Management Agreement, in each case subject to the payment of any breakage and redeployment costs of the Lender in the case of LIBOR Loans (calculated in accordance with the Lender’s standard practices as in effect from time to time). The Borrower may irrevocably cancel the unutilized portion of the Commitment in whole or in part at any time upon 3 Business Days advance notice to the Lender; provided that any such reduction shall be in a whole multiple of $100,000 or, if less, the amount of the remaining Commitment then in effect.

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(ii)    Mandatory. If for any reason the aggregate outstanding amount of Loans plus the Letter of Credit Exposure exceeds the Commitment then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize Letters of Credit (without any corresponding reduction in the Commitment) in an aggregate amount equal to such excess.
(iii)    Payment of Fees. All fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.
(d)    Letter of Credit Sub-feature. As a sub-feature under the Commitment, the Lender hereby agrees from time to time during the Availability Period to issue (or, if requested by the Borrower, to cause an Affiliate to issue) standby letters of credit at the request of the Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided that (i) the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed $5,000,000 and (ii) at no time shall the aggregate outstanding principal amount of Loans and Letter of Credit Exposure exceed the Commitment. The form and substance of each Letter of Credit shall be subject to approval by the Lender, in its reasonable discretion. Each Letter of Credit shall be issued for a term not to exceed 365 days, as designated by the Borrower (subject to such automatic renewal provisions as may be acceptable to the Lender, in its sole discretion); provided that no Letter of Credit shall have an expiration date subsequent to the Maturity Date. The undrawn amount of all Letters of Credit shall be reserved under the Commitment and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the letter of credit agreements, applications and any related documents required by the Lender in connection with the issuance thereof (each, a “Letter of Credit Agreement”). The Borrower shall reimburse the Lender for each drawing in full on the date such drawing is made. To the extent not reimbursed by the Borrower on the date of drawing, each drawing paid under a Letter of Credit shall be deemed to be repaid to the Lender through a Loan; provided that if Loans are not available for any reason at the time any drawing is paid, then the Borrower shall immediately reimburse to the Lender the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the Default Rate applicable to Base Rate Loans. In such event the Borrower agrees that the Lender, in its sole discretion, may debit any account maintained by the Borrower with the Lender for the amount of any such drawing. If any Event of Default shall occur and be continuing or if any Letter of Credit Exposure is outstanding on the date that is 5 Business Days prior to the Maturity Date, on the Business Day that the Borrower receives notice from the Lender demanding same, the Borrower shall immediately Cash Collateralize the Letter of Credit Exposure as of such date; provided that the obligation to provide such Cash Collateral shall become effective immediately, without demand or other notice of any kind, (x) upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 7.1, and (y) if any Letter of Credit Exposure remains outstanding on the Termination Date.
SECTION 2.2.    INTEREST/FEES.
(a)    Rate. Subject to the provisions of Section 2.2(e) below, the outstanding principal balance of each Loan shall bear interest from the date such Loan is made to the date such amount is fully repaid by the Borrower, at either (i) LIBOR plus the Applicable Rate set forth in the pricing grid below or (ii) the Base Rate plus the Applicable Rate set forth in the pricing grid below, as selected by the Borrower in accordance with the interest rate selection provisions below.
As used herein, the term “Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent compliance certificate received by the Lender pursuant to Section 5.2(c):

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Tier	Consolidated Leverage Ratio	Applicable Rate for LIBOR Loans	Applicable Rate for Base Rate Loans
I	< 2.00 to 1.00	1.375%	0.375%
II	≥ 2.00 to 1.00	1.500%	0.500%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 5.2(c); provided that (a) if a compliance certificate is not delivered when due in accordance with such Section, then Tier II shall apply as of the first Business Day after the date on which such compliance certificate was required to have been delivered until the first Business Day immediately following the date such compliance certificate is delivered and (b) if the Borrower does not appropriately complete the schedules attached to such compliance certificate (including indicating the appropriate Tier upon which the Applicable Rate shall be determined) indicating the Borrower is entitled to the benefit of a lower pricing Tier, then the Lender shall not be required to institute any decrease in the Applicable Rate until the first Business Day after the date on which the Lender receives notice from the Borrower indicating such lower pricing Tier should apply, together with any appropriate supporting information required by the Lender. Notwithstanding the foregoing, but subject to the proviso in the foregoing sentence the Applicable Rate in effect from the Closing Date until the first Business Day immediately following the date a compliance certificate is delivered for the fiscal quarter ending September 30, 2017 shall be determined based upon Tier I.
(b)    Payment Dates. Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Loans shall be payable at the end of each Interest Period in the case of LIBOR Loans, but no less frequently than quarterly, and quarterly in arrears on the last Business Day of each March, June, September and December, commencing on September 30, 2017, in the case of Base Rate Loans, and on the Termination Date. Interest on any Loan which is repaid or prepaid shall be payable on the date of such repayment or prepayment (on the amount repaid or prepaid) thereof.
(c)    Selection of Interest Rate Options.
(i)    Loans may be Base Rate Loans or LIBOR Loans. At such time as the Borrower requests a Loan hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance thereof, and at the end of each Interest Period, the Borrower shall give the Lender notice specifying: (x) the interest rate option selected by the Borrower; (y) the principal amount subject thereto; and (z) for each LIBOR selection, the length of the applicable Interest Period. Any such notice may be given by telephone (or such other electronic method as the Lender may permit) so long as, with respect to each LIBOR selection, (A) if requested by the Lender, the Borrower provides to the Lender written confirmation thereof not later than 1 Business Day after such notice is given, and (B) such notice is given to the Lender prior to 1:00 p.m. one Business Day prior to the first day of the Interest Period, or at a later time during any Business Day if the Lender, at its sole option but without obligation to do so, accepts the Borrower’s notice and quotes a fixed rate to the Borrower. If the Borrower does not immediately accept a fixed rate when quoted by the Lender, the quoted rate shall expire and any subsequent LIBOR request from the Borrower shall be subject to a redetermination by the Lender of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Interest Period, the Borrower shall be deemed to have made a Base Rate interest selection for such advance or the principal amount to which such Interest Period applied. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, no portion of any Loan may be continued as a LIBOR Loan while any Event of Default exists without the consent of the Lender, which may be withheld in the Lender’s sole discretion, and while any Event of Default exists any Loan that is a LIBOR Loan shall be converted to a Base Rate Loan immediately upon the request of the Lender.

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(ii)    Subject to the foregoing provisions, at any time a Loan (or any portion thereof) is a LIBOR Loan, it may be continued by the Borrower at the end of the Interest Period applicable thereto so that all or a portion thereof bears interest determined in relation to the Base Rate or to LIBOR for a new Interest Period designated by the Borrower. At any time a Loan (or any portion thereof) is a Base Rate Loan, the Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for an Interest Period designated by the Borrower.
(iii)    Notwithstanding anything to the contrary set forth herein, at any time during which an interest rate swap transaction between the Borrower and the Lender (a “Swap Transaction”) is in effect with respect to all or a portion of the principal balance of the Loans outstanding hereunder, the following provisions shall apply with respect to a portion of the principal balance of outstanding Loans that is equal to the notional amount of the Swap Transaction or, if larger, such portion as may be mutually agreed between the Borrower and the Lender (either such portion, as applicable, the “Designated Hedge Portion”). With respect to the Designated Hedge Portion, the definition of "Interest Period" shall be defined as follows:
"Interest Period" means a period during which the Designated Hedge Portion bears interest determined in relation to LIBOR, with the understanding that (i) the initial Interest Period shall commence on the later of (A) the effective date of the Swap Transaction and (B) the date of the initial Loans hereunder and shall continue up to, but shall not include, the next occurring Designated Reset Date (as defined below), (ii) there shall be successive Interest Periods thereafter, each of which shall commence automatically, without notice to or consent from the Borrower, on a Designated Reset Date and continue up to, but shall not include, the subsequent Designated Reset Date and (iii) if, on the first day of an Interest Period there is less than one (1) month until the Maturity Date, said Interest Period shall be in effect only until the Maturity Date. If any Interest Period is scheduled to commence on a day which is not a New York Business Day, then such Interest Period shall commence on the next succeeding New York Business Day (and the preceding Interest Period shall continue up to, but shall not include, the first day of such Interest Period), unless the result of such extension would be to cause such Interest Period to begin in the next calendar month, in which event such Interest Period shall commence on the immediately preceding New York Business Day (and the preceding Interest Period shall continue up to, but shall not include, the first day of such Interest Period). As used above, the term “Designated Reset Date” means either (x) the interest rate reset date specified in the documentation for the Swap Transaction or (y) such other date as the Lender and the Borrower may otherwise mutually agree upon from time to time.

The Borrower understands and acknowledges that any Swap Transaction and all documents evidencing the Swap Transaction (collectively, the “Swap Agreement”) constitute an independent agreement between the Borrower and the Lender and that nothing in this Agreement shall be construed as amending or modifying any Swap Agreement or be interpreted to create an obligation on the part of the Lender to amend or modify any Swap Transaction. The Borrower acknowledges that the Borrower is responsible for verifying the terms of any Swap Agreement and understands the effect of any Swap Transaction having payment dates or a termination date that are different from the payment dates or Maturity Date hereunder. The Borrower agrees that economic terms and characteristics of the Loans hereunder may differ from those of the Swap Transaction.

(d)    Computation. Interest shall be computed on the basis of a 360-day year, actual days elapsed, except for Loans bearing interest based on the Base Rate (including Base Rate Loans determined by reference to LIBOR), which shall be computed on the basis of a 365/366-day year, actual days elapsed. When interest is determined in relation to the Base Rate, each change in the rate of interest hereunder shall become effective on the date each Base Rate change is announced within the Lender. The Lender shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower upon request of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

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(e)    Default Interest. While an Event of Default exists, the Borrower shall pay interest with respect to all Obligations hereunder at the Default Rate. All interest that has accrued at the Default Rate shall be payable on demand.
(f)    Inability to Determine Interest Rates; Illegality. If the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that (i) by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR on the first day of any Interest Period, (ii) in the Lender's good faith estimation, LIBOR does not adequately and fairly reflect the cost to the Lender of making, funding or maintaining its Loans as of such date, or (iii) it is unlawful or impossible for the Lender to make, maintain or fund any Loan as a LIBOR Loan, the Lender shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower as soon as practicable thereafter. Until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, all affected Loans and all subsequent Loans hereunder shall bear interest at the Base Rate (disregarding the application of clause (b) of the definition thereof to the extent that either clause (i) or clause (iii) of the preceding sentence applies) plus the Applicable Rate.
(g)    Unused Commitment Fee. The Borrower shall pay to the Lender a fee equal to 0.15% (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Commitment, which fee shall be calculated on a quarterly basis by the Lender and shall be due and payable by the Borrower in arrears on the last Business Day of each March, June, September and December and on the Termination Date.
(h)    Letter of Credit Fees. The Borrower shall pay to the Lender for each Letter of Credit a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Rate for LIBOR Loans times the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Termination Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate. In addition, the Borrower shall pay to the Lender (i) fees upon the issuance, increase and extension of each Letter of Credit equal to 0.150% of the face amount thereof (or, in the case of any increase, of the amount of such increase), and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with the Lender’s standard fees and charges then in effect for such activity.
SECTION 2.3.    COLLECTION OF PAYMENTS. The Borrower will designate a deposit account with the Lender from which to collect all principal, interest and fees due under each credit subject hereto and, in absence of such designation the Lender is hereby authorized to charge any deposit account maintained by the Borrower with the Lender for the full amount thereof. Should there be insufficient funds in any designated deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by the Borrower.
SECTION 2.4.    PAYMENTS GENERALLY.    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or other amounts payable hereunder) prior to 1:00 p.m., on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its Payment Office. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in

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the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments under the Loan Documents shall be made in Dollars and free and clear of, and without reduction by reason of, any withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any Governmental Authority with respect to such payments under the Loan Documents (collectively, “Applicable Taxes”). If the Borrower is obligated to make any deduction or withholding on account of Applicable Taxes from any amount payable to the Lender under any Loan Document, the Borrower shall promptly (w) notify the Lender of such fact, (x) make such deduction or withholding and pay the same to the relevant Governmental Authority, (y) pay such additional amount directly to the Lender as is necessary to result in the Lender receiving the amount that the Lender would have received under the applicable Loan Document absent such deduction or withholding and (z) after such payment, furnish to the Lender a copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Lender. The Borrower shall indemnify the Lender, immediately upon demand therefor, for the full amount of any Applicable Taxes (including for the full amount of any Applicable Taxes imposed or asserted on or attributable to amounts payable under this paragraph) paid by the Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Applicable Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
SECTION 2.5.    COLLATERAL. As security for the Obligations the Borrower will, and will cause each Subsidiary (other than any Excluded Subsidiary) to, from time to time take such actions and execute and deliver such documents and instruments as the Lender shall require to ensure that the Lender shall have received currently effective Loan Documents pledging and granting security interests or other Liens acceptable to the Lender on substantially all of the such Person’s assets now owned or hereafter acquired, including all accounts, chattel paper, commercial tort claims, deposit accounts, documents, equipment, general intangibles, instruments, inventory and investment property (each as defined in Article 9 of the UCC), but excluding all Excluded Assets, in each case subject to no prior Lien or other encumbrance or restriction on transfer except as expressly permitted hereunder. All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements and other documents as the Lender shall reasonably require, all in form and substance satisfactory to the Lender. The Borrower shall reimburse the Lender immediately upon demand for all costs and expenses incurred by the Lender in connection with any of the foregoing security, including without limitation, filing and recording fees.
SECTION 2.6.    GUARANTIES. The Obligations shall be guaranteed jointly and severally by each Subsidiary of the Borrower (other than any Excluded Subsidiary), as evidenced by and subject to the terms of the Subsidiary Guaranty Agreement.
SECTION 2.7.    INCREMENTAL LOANS. At any time so long as no Default has occurred and is continuing, the Borrower may by written notice to the Lender elect to request the establishment of one or more increases in the Commitment (any such increase, an “Incremental Commitment”) to make revolving credit loans under the revolving credit facility established under Section 2.1(a) (any such increase, an “Incremental Increase”); provided that the total aggregate initial principal amount for all such Incremental Loan Commitments shall not exceed $25,000,000. Each such notice shall specify the date (each, an “Increase Date”) on which the Borrower proposes that any Incremental Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Lender (or such later date as may be approved by the Lender). The Lender may elect or decline, in its sole discretion, to provide such Incremental Commitment or any portion thereof, and any failure to affirmatively respond to any request to provide an Incremental Commitment shall be deemed to be a denial of such request. The terms of each Incremental Commitment shall be set forth in an amendment to this Agreement in form and substance satisfactory to the Lender, which will, among other things, set forth (x) the pricing therefor (it being understood that any Incremental Increase shall mature on the Maturity Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Loans, and shall be subject to the same terms and conditions as the Loans), and (y) such conditions precedent for the effectiveness of the applicable Incremental Commitment as the Lender may require. Each Incremental Commitment (and the Incremental Loans made

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thereunder) shall constitute Obligations, and shall be secured and guaranteed with the other Loans and the Senior Note Indebtedness on a pari passu basis.
ARTICLE III - REPRESENTATIONS AND WARRANTIES
The Borrower makes the following representations and warranties to the Lender:
SECTION 3.1.    LEGAL STATUS. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite corporate, partnership or limited liability company, as applicable, power and authority to carry on its business as now conducted, and (c) except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect, is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required.
SECTION 3.2.    ORGANIZATIONAL POWER; AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby are within such Loan Party’s corporate, partnership or limited liability company, as applicable, powers and have been duly authorized by all necessary corporate, partnership or limited liability company, as applicable, action, and if required, shareholder, member, or partner action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.
SECTION 3.3.    GOVERNMENTAL APPROVALS; NO CONFLICTS. The execution, delivery and performance by the Borrower of this Agreement and by each Loan Party of the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the Organization Documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority applicable to the Borrower or any of its Subsidiaries, and (c) will not violate or result in a default under any indenture, instrument or other material agreement binding on the Borrower or any of its Subsidiaries (including any Material Contract then in effect) or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries.
SECTION 3.4.    LITIGATION. No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against any member of the Consolidated Group or any of their respective assets or properties (a) that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or result in monetary judgments or Liens against any Loan Party or any Subsidiary, individually or in the aggregate, in excess of $10,000,000 or (b) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby.
SECTION 3.5.    CORRECTNESS OF FINANCIAL STATEMENT; ABSENCE OF MATERIAL ADVERSE CHANGE; DISCLOSURE. The financial statements delivered by the Borrower to the Lender on or before the Closing Date, and all financial and other information supplied to the Lender after the Closing Date pursuant to Section 5.2, (a) are complete and correct and present fairly the financial condition of the Borrower, (b) disclose all liabilities of the Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied except as noted therein. Since December 31, 2016, there has been no event or circumstance, or series or events or circumstances, that, individually or in the aggregate, could

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reasonably be expected to have a Material Adverse Effect. No report, financial statement, certificate or document delivered by the Borrower or any Subsidiary in connection with this Agreement or any other Loan Document nor any statement, representation, or warranty provided to the Lender in connection with the negotiation or preparation of the Loan Documents contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which it was made, in order to make any such warranty, representation or statement contained therein not misleading; provided that, with respect to projections, estimates and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time.
SECTION 3.6.    TAXES. The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any Subsidiary is liable have timely filed or caused to be filed all federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any material assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated. Without limitation of the foregoing, the Borrower has no knowledge of any pending assessments or adjustments of income tax payable with respect to any year, which, if adversely determined, could reasonably be expected to result in an assessment or unfavorable adjustment against it or any Subsidiary in excess of $10,000,000.
SECTION 3.7.    INTELLECTUAL PROPERTY MATTERS. The Borrower and each of its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing (collectively, “IP Rights”) which are necessary to conduct its business, without conflict with the rights of any other Person, and Schedule 3.7 sets forth a complete and accurate list of all such IP Rights owned or used by the Borrower and each of its Subsidiaries (limited, in the case of trademarks, to those that are registered with the United States Patent and Trademark Office or otherwise material to the business of such Person). To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
SECTION 3.8.    ERISA. In each case except as could not, individually or in the aggregate, reasonably be expected to result in liabilities of any Loan Party in excess of $10,000,000, (i) the Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time-to-time (“ERISA”); (ii) neither the Borrower nor any ERISA Affiliate has violated any provision of any Plan maintained or contributed to by the Borrower or any ERISA Affiliate; (iii) no ERISA Event has occurred and is continuing with respect to any Plan initiated by the Borrower or any ERISA Affiliate; (iv) the Borrower and each ERISA Affiliate has met its obligations under the Pension Funding Rules with respect to each Plan; each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP; and (v) there is no pending or, to the best knowledge of the Borrower or any ERISA Affiliate, threatened ERISA Litigation.
SECTION 3.9.    COMPLIANCE WITH LAWS AND AGREEMENTS; MATERIAL BRANDS. The Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing. Without limitation

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of the foregoing, the Borrower and each Subsidiary is in compliance in all material respects with each Material Contract then in effect, there is no known default by the Borrower or any Subsidiary under any such agreement and each such agreement is in full force and effect. Each Material Contract on the date hereof is listed on Schedule 3.9 hereto.
SECTION 3.10.    ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.10, the Borrower and each Subsidiary is in compliance in all material respects with all applicable Environmental Laws. None of the operations of the Borrower or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a Release of Hazardous Material into the environment. Except as set forth on Schedule 3.10, neither the Borrower nor any Subsidiary (i) has become subject to any material Environmental Liability, (ii) has received notice of any claim with respect to any material Environmental Liability or (iii) knows of any basis for any material Environmental Liability.
SECTION 3.11.    COLLATERAL. (a) All of the Collateral is owned by the grantor of the security interest therein in favor of the Collateral Agent free of any material title defects or any Liens or interests of others, except for the Liens permitted hereunder. The Liens and security interests granted to the Collateral Agent (for the benefit of the Lender and certain affiliates of the Lender) are, or in the case of after acquired property, will be valid first priority Liens and security interests in the Collateral (subject only to Liens permitted hereunder), which Liens and security interests have been perfected in accordance with the requirements of all states in which any item of the collateral is located or any grantor is organized to the extent that the filing of Uniform Commercial Code financing statements is sufficient to perfect such lien or security interest. Schedule 3.11 sets forth the address of all real property that is owned or leased by the Borrower or any of its Subsidiaries or at which any Collateral (except goods in transit) is located as of the Closing Date, in each case after giving effect to the transactions occurring on the Closing Date. For the avoidance of doubt, Customer Owned Inventory shall not be considered an asset of the Borrower or any of its Subsidiaries for purposes of this Agreement or any of the other Loan Documents; it being understood and agreed that, for purposes of this Agreement and the other Loan Documents, Borrower's or any of its Subsidiaries' interest in any Customer Owned Inventory is limited to a bailee's interest or the like.
SECTION 3.12.    USE OF PROCEEDS. The proceeds of the initial extension of credit will be used only for (a) the repayment of the Indebtedness described in Section 4.1(b) and (b) fees and expenses payable in connection with the negotiation, execution and delivery of the Loan Documents. In addition to the uses listed in the preceding sentence, the proceeds of subsequent extensions of credit will be used only for working capital needs, capital expenditures and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any extension of credit will be used, whether directly or indirectly, for any purpose that entails a violation of any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.
SECTION 3.13.     SUBSIDIARIES. As of the Closing Date, the Borrower has no Subsidiaries except those set forth on Schedule 3.13.
SECTION 3.14.    INVESTMENT COMPANY ACT, ETC. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company”, as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt under this Agreement or the other Loan Documents.
SECTION 3.15.    LEGAL NAME; JURISDICTION; ETC. Schedule 3.15 sets forth the following with respect to each Loan Party as of the Closing Date: (a) its exact legal name, (b) its jurisdiction of formation and form of organization, (c) the location of its chief executive office, (d) its federal tax Identification number assigned by the Internal Revenue Service and (e) its identification number in its jurisdiction of formation (if any).

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SECTION 3.16.    PERMITS, FRANCHISES. The Borrower and each Subsidiary possesses, and will hereafter possess, all material permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance in all material respects with applicable law, without known conflict with any trademark, trade names, patents or other proprietary right of any Person.
SECTION 3.17.    ANTI-CORRUPTION LAWS AND SANCTIONS.
(a)    None of any Loan Party, any Subsidiary thereof or, to the knowledge of the Borrower, any of the respective directors, officers, employees or Affiliates of any Loan Party or any Subsidiary thereof or any agent or representative of any Loan Party or any Subsidiary thereof that will act in any capacity in connection with, or benefit from, the credit facilities provided hereunder (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, (iii) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (iv) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws. Each of the Loan Parties and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Loan Parties and their respective Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. Each of the Loan Parties and their respective Subsidiaries, and to the knowledge of the Borrower, each director, officer, employee, agent and Affiliate of the Loan Parties and their respective Subsidiaries, is in compliance with Anti-Corruption Laws.
(b)    No part of the proceeds of any Loan or Letter of Credit have been or will be used, whether directly or indirectly, by any Loan Party, any Subsidiary thereof or any of the respective directors, officers, employees, affiliates or agents of the foregoing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
ARTICLE IV- CONDITIONS
SECTION 4.1.    CONDITIONS OF THE INITIAL EXTENSIONS OF CREDIT. The obligation of the Lender to make the initial extension of credit contemplated by this Agreement is subject to the fulfillment to the Lender’s satisfaction of all of the following conditions:
(a)    Closing Deliveries. The Lender shall have received the closing deliveries referenced in the closing checklist attached hereto as Exhibit A, each of which shall be in form and substance satisfactory to the Lender and duly executed and acknowledged where appropriate by all parties thereto, and all legal matters incidental to such extension of credit shall be satisfactory to the Lender’s counsel.
(b)    Pay-Off. The Lender shall have received evidence satisfactory to it that, concurrently with the closing, all existing indebtedness of the Borrower or any Subsidiary (including Indebtedness under the Existing Credit Agreement but excluding Indebtedness permitted pursuant to Section 6.2) is paid in full, the related credit facilities thereunder are terminated and any Liens securing the same are released.
(c)    Financial Condition. Since December 31, 2016, no event or circumstance has occurred, as determined by the Lender, that could reasonably be expected to have a Material Adverse Effect and the Lender shall not have learned of any material adverse fact or information regarding the Borrower or any other Loan Party, as represented to the date hereof, or of any material decline, as determined by the Lender,

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in the market value of any Collateral required hereunder or a substantial or material portion of the assets of the Borrower or any other Loan Party.
(d)    Fees and Expenses. The Borrower shall have delivered evidence of payment of all fees and expenses due the Lender and its counsel as of the date hereof.
SECTION 4.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of the Lender to make each extension of credit requested by the Borrower hereunder shall be subject to the fulfillment to the Lender’s satisfaction of each of the following conditions:
(a)    Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true in all material respects (or if already qualified by a materiality or Material Adverse Effect qualifier, in all respects) on and as of the date of this Agreement and on the date such extension of credit is made, with the same effect as though such representations and warranties had been made on and as of each such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if already qualified by a materiality or Material Adverse Effect qualifier, in all respects) as of such earlier date, and on each such date no Default shall exist. The request for an extension of credit by the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 4.2(a).
(b)    Documentation. The Lender shall have received such other documents, certificates or information as it may reasonably request, all in form and substance satisfactory to the Lender, in connection with such extension of credit.
ARTICLE V - AFFIRMATIVE COVENANTS
The Borrower covenants that so long as the Commitment remains in effect or any Obligation remains unpaid or unsatisfied, the Borrower shall and shall cause each Subsidiary to:
SECTION 5.1.    ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of the Lender, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of the Borrower and its Subsidiaries.
SECTION 5.2.    FINANCIAL STATEMENTS. Provide to the Lender all of the following, in form and detail satisfactory to the Lender:
(a)    not later than 120 days after and as of the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP, or another independent public accounting firm acceptable to the Lender (without any qualification or exception) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    not later than 45 days after and as of the end of each fiscal quarter (except the last fiscal quarter of each fiscal year), the Borrower’s consolidated balance sheet and related statements of operations, equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of

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operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    contemporaneously with each annual and quarterly financial statement of the Borrower and its Subsidiaries required hereby (except with respect to the financial statements delivered under Section 5.2(b) with respect to the last fiscal quarter of each fiscal year), a certificate of a Responsible Officer of the Borrower demonstrating compliance with Section 6.1, which certificate shall be substantially in the form of Exhibit B or such other form as may be acceptable to the Lender, together with such supporting information as is required by the Lender;
(d)    on or before January 31 of each fiscal year, a budget for such fiscal year in form, substance and detail acceptable to the Lender, including, monthly operating and capital budgets, and projected monthly income statements and cash flows; and
(e)    promptly, such other information as the Lender may reasonably request from time to time.
SECTION 5.3.    COMPLIANCE. Preserve and maintain all material licenses, permits, government approvals, rights, privileges and franchises necessary for the conduct of its business; and comply in all material respects with (a) the provisions of all documents pursuant to which the Borrower and each Subsidiary is organized and/or which govern the Borrower's or any Subsidiary’s continued existence, (b) all Material Contracts then in effect and (c) the requirements of all laws, rules, regulations and orders of any Governmental Authority applicable to the Borrower or any Subsidiary and/or its business, including Environmental Laws and ERISA.
SECTION 5.4.    INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of such Person, including but not limited to fire, extended coverage, public liability, flood (to the extent required by applicable law), property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to the Lender, and deliver to the Lender from time to time at the Lender's request evidence of all insurance then in effect. Such insurance shall (i) provide for not less than 30 days’ prior notice to the Lender of termination, lapse or cancellation of such insurance (except in the case of the foregoing as a result of non-payment of premium in which case only 10 days’ prior notice shall be required), (ii) have lender’s loss payable (in the case of property policies insuring Collateral) and additional insured (in the case of liability policies) endorsements satisfactory to the Lender, and (iii) otherwise comply with the provisions of the Security Documents.
SECTION 5.5.    FACILITIES; APPRAISAL. (a) Keep all properties useful or necessary to such Person's business in good repair and condition (ordinary wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained and (b) permit the Lender to visit and inspect the Loan Parties’ properties from time to time during normal business hours and reimburse the Lender for all charges, costs and expenses in connection with field examinations and appraisals of inventory, equipment or other Collateral deemed appropriate by the Lender; provided that the Lender shall have no more than one field exam or appraisal conducted per fiscal year.
SECTION 5.6.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all taxes, assessments and similar obligations, relating to both real or personal property, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) as such Person may in good faith contest or as to which a bona fide dispute may arise, and (b) for which such Person has made provision, to the Lender's satisfaction, for eventual payment thereof in the event such Person is obligated to make such payment.
SECTION 5.7.    NOTICE TO THE LENDER. Promptly (but, except as otherwise provided below, in no event more than 15 days after a Responsible Officer becomes aware of the occurrence of each such

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event or matter) give written notice to the Lender in reasonable detail of: (a) the occurrence of any Default; (b) any change in the name, jurisdiction or the organizational structure of the Borrower or any Subsidiary; (c) the occurrence and nature of any ERISA Event or Prohibited Transaction, each as defined in ERISA, or any failure to comply with the Pension Funding Rules with respect to any Plan, in each case that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (d) any termination or cancellation of any insurance policy which the Borrower or any Subsidiary is required to maintain, any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting the Borrower's or any Subsidiary’s property in excess of an aggregate amount of $5,000,000; (e) the occurrence and nature of any notices, complaints, orders or other claim received by the Borrower or any Subsidiary relating to the violation by the Borrower or any Subsidiary of any applicable Environmental Laws, any Release by the Borrower or any Subsidiary of, or by any Person handling, transporting or disposing of, Hazardous Materials on its behalf into the environment except where occurring legally pursuant to a permit or license or except where such violation or Release could not, individually or the aggregate, reasonably be expected to have a Material Adverse Effect, or any material Environmental Liability; (f) any action, suit, proceeding, claim or dispute pending or, to the knowledge of the Borrower, threatened, or contemplated at law, in equity, in arbitration or before any Governmental Authority, arbitrator, court or administrative agency involving a claim in excess of $10,000,000 against the Borrower, any Subsidiary or any of their respective assets; (g) any material change in accounting policies or practices by the Borrower or any Subsidiary; and (h) any development that results in, or could reasonably be expected to result in, a Material Adverse Effect; provided, that the time period for providing written notice with respect to any event or matter described in clause (a) or (h) above shall be 5 Business Days after a Responsible Officer becomes aware of the occurrence of such event or matter.
SECTION 5.8.    SUBSIDIARIES. If any Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Closing Date or if any Subsidiary is required to become a Guarantor pursuant to the definition of “Immaterial Subsidiary”, (a) notify the Lender thereof, (b) cause such Subsidiary to become a party to the Subsidiary Guaranty Agreement and the Security Agreement within 10 days after such Subsidiary is formed, acquired or otherwise required to become a Guarantor pursuant to the definition of “Immaterial Subsidiary” and promptly take such actions to create and perfect Liens on such Subsidiary’s assets (other than Excluded Assets) to secure the Obligations as the Lender shall request (provided that no actions shall be required in any non-U.S. jurisdiction in order to perfect the Lender’s security interests in any intellectual property), (c) cause the Equity Interests of such Subsidiary (to the extent not constituting Excluded Assets) to be pledged pursuant to the Pledge Agreement within 10 days after such Subsidiary is formed or acquired, and (d) cause such Subsidiary to deliver simultaneously therewith documentation with respect to such Subsidiary similar to the documentation required under Section 4.1(a) with respect to the Borrower and its Subsidiaries as requested by the Lender (including, if requested, opinions of counsel).
SECTION 5.9.    FURTHER ASSURANCES. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents but excluding (a) the recordation or filing of any mortgages, fixture filings or similar security documents in any real property records and (b) any actions in any non-U.S. jurisdiction to perfect the Lender’s security interests in any intellectual property), which may be required under any applicable law, or which the Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien. If any material assets are acquired by the Borrower or any Subsidiary after the Closing Date (other than (x) assets that have become subject to the Liens granted under the Security Documents upon acquisition thereof and (y) Excluded Assets), the Borrower will promptly notify the Lender thereof, and, if requested by the Lender, cause such assets to be subjected to a Lien securing the Obligations (and Senior Note Indebtedness) and take, and cause its Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Lender to grant and perfect such Liens. Without limitation of the foregoing, the Borrower will, and will cause each Subsidiary to, at the expense of the Borrower, deliver to the Lender and the Collateral Agent such opinions of counsel and other documents as may be reasonably requested by the Lender from time to time in connection with the creation and perfection of Lien hereunder (which shall be, to the extent applicable, similar

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to the opinions and other documentation required pursuant to Section 4.1(a) on the Closing Date), provided that no such opinions of counsel shall be required except if requested by Lender in connection with the joinder of any Subsidiary that is required to become a Guarantor pursuant to Section 5.8 above.
SECTION 5.10.    COMPLIANCE WITH ANTI-CORRUPTION LAWS AND SANCTIONS. Conduct its businesses in compliance with all Anti-Corruption Laws and applicable Sanctions and maintain policies and procedures designed to promote and achieve compliance with all Anti-Corruption Laws and applicable Sanctions.
SECTION 5.11.    DEPOSIT ACCOUNTS AND COLLECTIONS. Maintain its primary depositary and operating accounts with the Lender and cause all collections and/or payments in respect of accounts or other Collateral and all other proceeds whatsoever of or from any Collateral to be promptly paid into one or more deposit accounts maintained with the Lender; provided that deposit accounts may be maintained with one or more other financial institutions so long as the aggregate amount of all balances therein do not exceed $1,000,000 at any one time.
ARTICLE VI - NEGATIVE COVENANTS
The Borrower covenants that so long as the Commitment remains in effect or any Obligation remains unpaid or unsatisfied, the Borrower will not and will cause each Subsidiary to not:
SECTION 6.1.    FINANCIAL COVENANTS.
(a)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at the end of any fiscal quarter to be greater than 3.00 to 1.00.
(b)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio at the end of any fiscal quarter to be less than 1.25 to 1.00.
SECTION 6.2.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness to the Lender or any Affiliate of the Lender,
(b)    any Indebtedness existing on the date hereof and set forth on Schedule 6.2, together with any Permitted Refinancings thereof,
(c)    the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,
(d)    Indebtedness incurred to make Capital Expenditures or acquire, construct or improve a fixed or capital asset so long as the aggregate outstanding principal amount of such Indebtedness does not at any time exceed $15,000,000,
(e)    obligations (contingent or otherwise) under any Swap Contract entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments or assets held or reasonably anticipated by such Person and not for purposes of speculation,
(f)    Indebtedness of a Loan Party owing to another Loan Party or, to the extent permitted by Section 6.6 below, of a Subsidiary of a Loan Party to a Loan Party,
(g)    Guarantees by any Loan Party of Indebtedness of another Loan Party that is otherwise permitted hereunder,

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(h)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete or similar obligation of any Loan Party incurred in connection with the consummation of any Permitted Acquisition or any Disposition permitted hereunder,
(i)    the Senior Note Indebtedness in an aggregate principal amount up to $75,000,000, together with any increases thereto to the extent such increase satisfies the requirements for the incurrence of Incremental Equivalent Debt set forth in the proviso to clause (k) below and, in each case, any Permitted Refinancings thereof,
(j)    unsecured Indebtedness of the Borrower owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase or redemption by the Borrower of its Equity Interests that have been issued to such Persons, so long as (A) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, and (B) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $5,000,000,
(k)    Indebtedness in respect of:
(i)    one or more series of senior or subordinated notes issued by the Borrower that are either, at the option of the Borrower, (x) unsecured or (y) secured by Liens on the Collateral ranking junior to or pari passu with the Liens securing the Obligations and the Senior Note Indebtedness, and
(ii)    senior or subordinated loans made to the Borrower that are either, at the option of the Borrower, (x) unsecured or (y) secured by Liens on Collateral ranking junior to or pari passu with the Liens securing the Obligations and the Senior Note Indebtedness (any such Indebtedness described in clause (i) above or this clause (ii), “Incremental Equivalent Debt”) and any Permitted Refinancing of any Incremental Equivalent Debt; provided that
(1)     no Incremental Equivalent Debt may be incurred unless, after giving effect to the incurrence of such Incremental Equivalent Debt, and after giving effect to any Permitted Acquisition, other Investment, or any sale, transaction or other Disposition or any incurrence of Indebtedness or repayment of Indebtedness consummated concurrently therewith, the Borrower has, on a Pro Forma Basis, a Consolidated Leverage Ratio not greater than 2.75 to 1.00;
(2)     no Default shall have occurred and be continuing or would exist immediately after giving effect to the incurrence of such Incremental Equivalent Debt;
(3)     the Borrower shall be in compliance with Section 6.1 on a Pro Forma Basis after giving effect to the incurrence of such Incremental Equivalent Debt, and after giving effect to any Permitted Acquisition, other Investment, or any sale, transaction or other Disposition or any incurrence of Indebtedness or repayment of Indebtedness consummated concurrently therewith, as of the end of the most recently ended fiscal quarter;
(4)     the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall be no shorter than the Weighted Average Life to Maturity of any Senior Note Indebtedness then outstanding or any Permitted Refinancings thereof;

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(5)     all other terms of such Indebtedness not covered in this clause (k) shall be determined by the Borrower and the investors or lenders of such Incremental Equivalent Debt and to the extent such Incremental Equivalent Debt takes the form of loans or senior notes and the terms and documentation for such loans or senior notes, taken as a whole, are not substantially the same as the Loans or Senior Note Indebtedness (other than, in each case, pricing, amortization and maturity) (as determined by the Borrower in good faith), such terms and conditions shall be reasonably acceptable to the Lender if they are adverse to the Borrower or more restrictive than the terms and conditions applicable to the Loans or any Senior Note Indebtedness (except for covenants and events of default applicable only to periods after the later of the Maturity Date in effect at the time such Incremental Equivalent Debt is entered into or the maturity date of any Senior Note Indebtedness that is outstanding at the time such Incremental Equivalent Debt is entered into);
(6)    no Incremental Equivalent Debt shall be incurred by or subject to any Guarantee by any Person other than the Borrower and the Guarantors, respectively, and shall not be secured by any property or assets of any Loan Party other than Collateral;
provided, further, if such Incremental Equivalent Debt:
(x)    is secured on a pari passu basis with the Loans and the Senior Note Indebtedness,
(1)    the holders of such Indebtedness or a representative thereof will join in and become a party to the Intercreditor Agreement, or otherwise enter into an intercreditor agreement with the Lender and the holders of any outstanding Senior Note Indebtedness or a representative thereof, in each case in a manner or pursuant to such documentation as is reasonably acceptable to the Lender and the requisite holders of such Senior Note Indebtedness and
(2)    such Indebtedness shall not require mandatory prepayments (except scheduled amortization permitted by clause (4) to the first proviso above) that are more restrictive than any mandatory prepayments applicable to the Loans and any Senior Note Indebtedness and may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments (except scheduled amortization permitted by clause (4) to the first proviso above) applicable to the Loans and any Senior Note Indebtedness, or
(y)    is secured on a junior basis with the Loans and the Senior Note Indebtedness, (1) the holders of such indebtedness or a representative thereof will enter into an intercreditor agreement with the Lender and the holders of the Senior Note Indebtedness or a representative thereof that is reasonably acceptable to the Lender and the requisite holders of any Senior Note Indebtedness and (2) such Indebtedness shall not have any scheduled principal prepayments or be subject to any mandatory redemption or prepayment provisions (except for customary change of control provisions and customary asset sale provisions that permit application of the applicable proceeds to the payment of the Obligations and any Senior Note Indebtedness or other secured Incremental Equivalent Debt prior to application to such Indebtedness) due prior to the date

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that is ninety-one (91) days after the later of the Maturity Date then in effect or the latest maturity date of any of the Senior Note Indebtedness then outstanding,
(z)    is unsecured, such Indebtedness shall not have any scheduled principal prepayments (except scheduled amortization permitted by clause (4) to the first proviso above) or be subject to any mandatory redemption or prepayment provisions (except for customary change of control provisions and customary asset sale provisions that permit application of the applicable proceeds to the payment of the Obligations and any Senior Note Indebtedness or other secured Incremental Equivalent Debt prior to application to such Indebtedness) due prior to the date that is ninety-one (91) days after the later of the Maturity Date then in effect or the latest maturity date of any of the Senior Note Indebtedness then outstanding,
(l)    Permitted IRB Financings, and Permitted Refinancings thereof, and
(m)    other unsecured Indebtedness so long as the aggregate outstanding principal amount of such Indebtedness does not at any time exceed $10,000,000.
SECTION 6.3.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a Lien upon, all or any portion of the Borrower's or any Subsidiary’s assets now owned or hereafter acquired, except:
(a)    any Lien in favor of the Collateral Agent pursuant to the Security Documents,
(b)    any Lien that is existing on the Closing Date and set forth on Schedule 6.3 including any renewals or replacements thereof; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof or any renewals or refinancings thereof which do not increase the principal amount of such obligations,
(c)    Permitted Encumbrances,
(d)    purchase money Liens upon or in any inventory or any fixed or capital asset (in each case including any proceeds thereof) to secure the purchase price thereof or, in the case of any fixed or capital asset, the cost of construction or improvement of such fixed or capital asset (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 6.2(d) or, in the case of any Lien on inventory, the purchase price of such inventory and other inventory purchased from such supplier, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such asset,
(e)    to the extent constituting a Lien, any lease of any Permitted Real Estate,
(f)    Liens on property securing Indebtedness permitted to be incurred under Section 6.2(i) or 6.2(k) hereof, but only if the priority of such Liens is pari passu with or junior to the Lender's Liens on such property pursuant to an intercreditor agreement entered into in accordance with Sections 6.2(k) or, if applicable, the Intercreditor Agreement,
(g)    Liens securing Permitted IRB Financings, including any Permitted Refinancings thereof, provided that such Liens encumber only the related IRB Property, and
(h)    other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $10,000,000.

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Notwithstanding anything to the contrary in this Agreement, the Borrower shall not, nor shall it permit any Subsidiary to, mortgage, pledge, grant or permit to exist a security interest in, or other Lien upon, any of its real property now owned or hereafter acquired, except, (w) Permitted Encumbrances, (x) any Lien that is existing on the Closing Date and set forth on Schedule 6.3, (y) to the extent constituting a Lien, any lease of any Permitted Real Estate, and (z) any lease of or Lien upon any IRB Property, in each case in connection with any Permitted IRB Financings or Permitted Refinancings thereof.
SECTION 6.4.    MERGER, CONSOLIDATION, ETC. Merge into or consolidate with any other Person or enter into any other line of business other than those conducted as of the date hereof or businesses reasonably related thereto or Dispose of all or substantially all of its assets or liquidate or dissolve, except that, in each of the foregoing cases, if at the time thereof and immediately after giving effect thereto, no Default or Event of Default exists,
(a)    any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the survivor,
(b)    any Subsidiary may merge into any other Subsidiary in a transaction in which the survivor is a Subsidiary and is a Loan Party, and any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party,
(c)    any Loan Party may transfer assets to any other Loan Party, and any Subsidiary that is not a Loan Party may transfer assets to any Loan Party and to any other Subsidiary that is not a Loan Party,
(d)    any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not disadvantageous to the Lender, and
(e)    any Subsidiary may merge into any Person or acquire all or substantially all of the assets of any other Person in a transaction permitted by Section 6.6 in which the survivor in any such merger or the acquirer of such assets is a wholly-owned Subsidiary and is a Loan Party.
SECTION 6.5.    TRANSFER OF ASSETS. Dispose of any of its assets, whether now owned or hereafter acquired, including any Equity Interest owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary other than to a Loan Party, except:
(a)    the Disposition for fair market value of obsolete or worn out equipment or other fixed assets not necessary for operations Disposed of in the ordinary course of business,
(b)    the sale of inventory and Eligible Investments in the ordinary course of business,
(c)    Dispositions solely between or among Loan Parties,
(d)    transfers of assets by any Loan Party to any Subsidiary that is not a Loan Party, provided that (i) no Default or Event of Default exists at the time of each such transfer or would occur as a result of such transfer, (ii) such transferred assets do not include any Equity Interests of any Loan Party, and (iii) the sum of (A) the aggregate amount transferred to all such Subsidiaries by all Loan Parties in any fiscal year plus (B) any Investments made under Section 6.6(n) does not exceed $5,000,000 in any fiscal year,
(e)    so long as no Default or Event of Default exists or would occur as a result thereof, the sale, lease or other disposition of Permitted Real Estate,

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(f)    to the extent constituting Dispositions, transactions permitted by Sections 6.3, 6.4, 6.6 and 6.7 and the expenditure or other transfer or use of cash or cash equivalents in transactions not otherwise prohibited by this Agreement,
(g)    the lease of equipment and other transactions described in the ICM Lease, as initially in effect and as it may be subsequently amended with the written consent of the Lender,
(h)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights and other intellectual property in the ordinary course of business or consistent with customary industry practices,
(i)    the abandonment of trademarks and other intellectual property which the Borrower in good faith determines are no longer useful to its or a Subsidiary's business,
(j)    any involuntary loss, damage or destruction of property, including the abandonment or other Disposition of stale, spoiled or otherwise nonconforming inventory,
(k)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition or use of property, and
(l)    any sale, lease or other Disposition of any IRB Property in connection with any Permitted IRB Financings, and
(m)    other Dispositions of assets (other than Equity Interests in a Subsidiary that is a Loan Party) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets Disposed of in reliance upon this clause (m) shall not exceed $5,000,000 in any fiscal year;
provided, further, that all Dispositions permitted by clauses (a), (b) (e), (h) and (m) shall be made for fair value.
SECTION 6.6.    LOANS, INVESTMENTS, ACQUISITIONS. Purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Equity Interests, Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or make any Acquisition, except:
(a)    Investments existing on the date hereof and set forth on Schedule 6.6,
(b)    Eligible Investments,
(c)    Investments by a Loan Party in another Loan Party,
(d)    Guarantees permitted pursuant by Section 6.2, and any Guarantees by a Loan Party of any obligations otherwise permitted to be incurred by another Loan Party (and without regard to whether the obligations guaranteed constitute Indebtedness),
(e)    accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss,

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(f)    loans and advances to employees who are not holders of Equity Interests of the Borrower in the ordinary course of business for travel, relocation and similar expenses so long as the aggregate outstanding principal amount of such loans and advances does not at any time exceed $1,000,000,
(g)    Swap Contracts otherwise permitted hereunder,
(h)    Permitted Acquisitions occurring after the Closing Date,
(i)    Investments in joint ventures, corporate collaborations and strategic alliances in the ordinary course of the Borrower’s or a Subsidiary’s business (including the acquisition of non-controlling Equity Interests in a Person); provided that (i) such Investments do not interfere in any material respect with the ordinary conduct of the business of the Borrower or its Subsidiaries or result in a material diminution in the value of the Collateral as security for the Obligations other than by virtue of any assets invested pursuant to such Investment ceasing to be Collateral, and (ii) the aggregate amount of any Investments made by the Borrower or any Subsidiary in connection with all such joint ventures collaborations and alliances shall not exceed $50,000,000 in the aggregate at any time outstanding (it being understood that (x) for purposes of determining the amount of any Investment outstanding under this clause (i), such amount shall be deemed to be the amount of such Investment when made purchased or acquired without adjustment for subsequent increases or decreases in the value of such Investment less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested), and (y) if any subsequent Investment in a Person results in the Acquisition by the Borrower or a Subsidiary of a Controlling Equity Interests in such Person in a transaction that constitutes a Permitted Acquisition under clause (h) above, the amount of any prior Investments in such acquired Person pursuant to this clause (i) shall be deemed to be no longer outstanding);
(j)    equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law,
(k)    promissory notes and other non-cash consideration received in connection with any sale, transfer or other Disposition permitted hereunder,
(l)    the purchase of Equity Interests of the Borrower for distribution to directors, officers or employees of the Consolidated Group in connection with restricted stock units or similar rights issued to such directors, officers or employees pursuant to employee compensation or similar plans consistent with the plans in effect on the Closing Date,
(m)    Investments consisting of bonds or the like issued pursuant to or in connection with Permitted IRB Financings, including any Permitted Refinancings thereof, and
(n)    any other Investments so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the sum of (A) the aggregate amount of Investments made under this clause (n) plus (B) the aggregate amount of Dispositions made under Section 6.5(d) does not exceed $5,000,000 in any fiscal year of the Borrower.
SECTION 6.7.    RESTRICTED PAYMENTS. Make any Restricted Payment or apply or set apart any of their assets therefor or agree to do any of the foregoing other than:
(a)    Restricted Payments made by any Subsidiary to the Borrower or any other Loan Party,

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(b)    distributions to former employees, officers, or directors of the Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of the Borrower held by such Persons, provided, that the aggregate amount of such redemptions made by the Borrower does not exceed $2,000,000 in any fiscal year of the Borrower,
(c)    the Borrower may make distributions to former employees, officers, or directors of the Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to the Borrower on account of repurchases of the Equity Interests of the Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of the Borrower, and
(d)    so long as no Default exists or will exist after giving effect thereto on the date thereof and on a Pro Forma Basis as if such Restricted Payment occurred on the last day of the most recently ended four-fiscal quarter period of the Borrower, other Restricted Payments made in cash by the Borrower in respect of its Equity Interests.
SECTION 6.8.    TRANSACTIONS WITH AFFILIATES. Dispose of any asset to, or purchase, lease or otherwise acquire any asset from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)    in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties,
(b)    transactions between or among the Loan Parties not involving any other Affiliates and transactions permitted under Section 6.5(d), and
(c)    any Restricted Payment permitted by Section 6.7.
SECTION 6.9.    BURDENSOME AGREEMENTS. Enter into or cause, suffer or permit to exist any agreement with any Person that:
(a)    limits the ability of any Subsidiary to make Restricted Payments to the Borrower,
(b)    limits the ability of any Subsidiary to Guarantee the Obligations; provided that the foregoing shall not apply to restrictions or conditions imposed under any of the Loan Documents or, to the extent no more restrictive than the Loan Documents, any document or agreement pertaining to any Indebtedness permitted by Section 6.2(i) or 6.2(k), or
(c)    restricts the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets, whether now owned or hereafter acquired; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by applicable law, under the Loan Documents or, with respect to IRB Property, pursuant to Permitted IRB Financings, or, to the extent no more restrictive than the Loan Documents, any document or agreement pertaining to any Indebtedness permitted by Section 6.2(i) or 6.2(k), and (ii) this clause (c) shall not apply to:
(1)     restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to assets the acquisition of which was financed by such Indebtedness,
(2)     customary restrictions that arise in connection with any Disposition permitted by Section 6.5 and relate solely to the assets or Person subject to such Disposition,

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(3)     customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.6 and applicable solely to such joint venture and its equity entered into in the ordinary course of business,
(4)     customary provisions restricting subletting, transfer or assignment of any lease,
(5)     customary provisions in commercial contracts entered into in the ordinary course of business restricting the assignment or transfer thereof,
(6)     restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business,
(7)     restrictions regarding licensing or sublicensing by the Borrower or any Subsidiary of intellectual property in the ordinary course of business, and
(8)     restrictions on cash earnest money deposits in favor of sellers in connection with Acquisitions not prohibited hereunder.
SECTION 6.10.     AMENDMENT OF CERTAIN AGREEMENTS. Amend or modify, or waive any of its rights under any of its Organization Documents or any Material Contract, in any case in a manner that is material and adverse to the Lender; provided, that nothing in this Agreement shall require any member of the Consolidated Group to maintain or to renew, or shall prohibit any member of the Consolidated Group from terminating, any Material Contract, so long as the failure to maintain or renew or the termination of such Material Contract (and, if applicable, after giving effect to any new contract entered or to be entered into in full or partial replacement of such Material Contract) could not reasonably be expected to have a Material Adverse Effect.
SECTION 6.11.    USE OF FUNDS.
(a)    Use any of the proceeds of any Loan or any Letter of Credit except for the purposes stated in Section 3.12.
(b)    Use any of the proceeds of any Loan or any Letter of Credit, whether directly or indirectly, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 6.12.    ACCOUNTING CHANGES. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.
SECTION 6.13.    SALE-LEASEBACKS. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred in each case excluding any sale-leaseback of Permitted Real Estate or property subject to a Disposition pursuant to Sections 6.5(l) or (m).
SECTION 6.14.    RESTRICTIONS PERTAINING TO CERTAIN DEBT. (a) Amend or modify any loan agreement, note purchase agreement or other material document governing any Indebtedness incurred

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pursuant to Section 6.2(k) that is subordinated in right of payment to the Obligations or is secured on a junior lien basis to the Liens securing the Obligations (collectively, “Junior Financing”) in any manner that is adverse to the Lender, or (b) prepay, redeem, purchase, defease or otherwise satisfy any Junior Financing prior to the scheduled maturity thereof in any manner except (i) the refinancing thereof with any Indebtedness that constitutes a Permitted Refinancing or is permitted pursuant to Section 6.2(k), and (ii) regularly scheduled payments of interest and other amounts (other than principal) to the extent permitted by the applicable intercreditor or subordination agreement entered into in connection with such Junior Financing.

ARTICLE VII- EVENTS OF DEFAULT; REMEDIES
SECTION 7.1.    EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default”:
(a)    Any member of the Consolidated Group or Guarantor shall fail to pay (i) any principal when due, or (ii) any other amounts payable under any of the Loan Documents within three Business Days after the due date thereof.
(b)    (i) The Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.2, 5.3(a) (with respect to the Borrower’s existence), 5.7, 5.8, 5.10 or Article VI (other than Section 6.9(b) and 6.9(c)) or (ii) any event shall occur that constitutes an “Event of Default” (as defined in any Security Document) or (iii) any Guarantor shall fail to observe or perform any covenant or agreement contained in any Guaranty Agreement to which it is a party beyond any applicable grace, cure or notice period.
(c)    Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in clauses (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of 30 days from the earlier to occur of the date (i) on which any Responsible Officer obtains knowledge of such default or (ii) that the Lender provides the Borrower written notice of such default.
(d)    Any financial statement or certificate furnished to the Lender in connection with, or any representation or warranty made by or on behalf of any member of the Consolidated Group or Guarantor under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.
(e)    Any member of the Consolidated Group or Guarantor (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on (i) the Senior Note Indebtedness, (ii) any Indebtedness (whether individually or in the aggregate but excluding extensions of credit hereunder) or (iii) obligations in respect of one or more Swap Contracts, in each case of clauses (i) and (ii), in an aggregate principal amount exceeding $10,000,000 (whether singly or in the aggregate, “Material Indebtedness”) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required payment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.

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(f)    Any judgment or order for the payment of money in excess of $10,000,000 in the aggregate (net of independent third-party insurance as to which the insurance carrier does not dispute the coverage of such payment) shall be rendered against any member of the Consolidated Group or Guarantor, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order (if not otherwise satisfied or discharged before the end of such period), by reason of a pending appeal or otherwise, shall not be in effect.
(g)    Any member of the Consolidated Group or Guarantor shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in the preceding clause (i), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take any action for the purpose of effecting any of the foregoing, or (vii) admit in writing its inability to pay its debts as they become due.
(h)    An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any member of the Consolidated Group or Guarantor or any such Person’s debts, or any substantial part of any such Person’s assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any member of the Consolidated Group or Guarantor or for a substantial part of any such Person’s assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered.
(i)    Any Change of Control shall occur or exist.
(j)    Any provision of any Loan Document shall for any reason cease to be valid and binding on, or enforceable against, or any member of the Consolidated Group or any Guarantor that is party thereto or any such Person shall so state in writing or seek to terminate its obligations thereunder.
(k)    Any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any member of the Consolidated Group or Guarantor not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the Disposition of the applicable Collateral in a transaction permitted under the Loan Documents.
(l)    (i) An ERISA Event occurs with respect to a Plan which has resulted or could reasonably be expected to result in liability of any member of the Consolidated Group or any Guarantor under Title IV of ERISA in an aggregate amount in excess of $10,000,000, or (ii) any member of the Consolidated Group or any Guarantor fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Plan in an aggregate amount in excess of $10,000,000.
SECTION 7.2.    REMEDIES. Upon the occurrence of any Event of Default: (a) all Obligations of the Borrower under each Loan Document, any term thereof to the contrary notwithstanding, shall at the Lender’s option and without notice become immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest, notice of dishonor or other notice of any kind, all of which are expressly waived by the Borrower; (b) the obligation, if any, of the Lender to extend any further credit under any of the Loan Documents shall immediately terminate; and (c) the Lender shall have all rights,

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powers and remedies available under each Loan Document, or accorded by law, including without limitation the right to resort to any Collateral and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law; provided that upon the occurrence of any Event of Default described in clause (g) or (h) of Section 7.1, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and other Obligations under the Loan Documents shall automatically become due and payable, without presentment, demand, notice of nonperformance, notice of protest, protest, notice of dishonor or other notice of any kind, all of which are waived. All rights, powers and remedies of the Lender may be exercised by the Lender at any time while an Event of Default exists, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity. Notwithstanding any other provision of any Loan Document to the contrary, while any Event of Default exists, any amounts received on account of the Obligations shall be applied by the Lender in such order as it elects in its sole discretion, but subject to any provisions of any Security Document that expressly establishes the priority of the application of the proceeds from any disposition of Collateral.
ARTICLE VIII - MISCELLANEOUS
SECTION 8.1.    NO WAIVER. No delay, failure or discontinuance of the Lender in exercising any right, power or remedy under any Loan Document shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by the Lender of any breach of or default under any Loan Document must be in writing and shall be effective only to the extent set forth in such writing. Without limiting the generality of the foregoing, no credit extension shall be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.
SECTION 8.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:
THE BORROWER:    MGP Ingredients, Inc.
100 Commercial Street
PO Box 130
Atchison, Kansas 66002
Attn: Tom Pigott
Phone: (913) 360-5435
Facsimile: (913) 360-5635
Electronic Mail: ############@mgpingredients.com

With a copy (which shall not constitute notice) to:

Stinson Leonard Street, LLP
1201 Walnut Street, Suite 2900
Kansas City, Missouri 64106
Attn: Mark Ovington
Facsimile: (816) 412-8148
Electronic Mail: ############@stinson.com

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THE LENDER:        WELLS FARGO BANK, NATIONAL ASSOCIATION
1100 Abernathy Road, Suite 1130
MAC G0189-112
Sandy Springs, Georgia 30328
Attn: Ken Washington
Phone: (470) 307-4453
Facsimile: (470) 307-4482
Electronic Mail: ############@wellsfargo.com

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or 3 days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by facsimile or email, upon acknowledgement of receipt by the recipient thereof. Notwithstanding the foregoing, notices, requests and demands related to borrowing requests, Loan repayments or other matters relating to the ordinary course administration of the Loans need not be delivered to any legal counsel noted above.

SECTION 8.3.    COSTS, EXPENSES AND ATTORNEYS' FEES; INDEMNITY.
(a)    The Borrower shall pay to the Lender the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees, expended or incurred by the Lender in connection with (i) the negotiation and preparation of the Loan Documents, the Lender's continued administration thereof, and the preparation of any amendments and waivers thereto, (ii) the enforcement of the Lender's rights and/or the collection of any amounts which become due to the Lender under any Loan Document, and (iii) the prosecution or defense of any action in any way related to any Loan Document, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by the Lender or any other Person) relating to the Borrower or any other Person.
(b)    The Borrower shall indemnify the Lender and each Related Party of the Lender (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of any Loan Document, the performance by the parties thereto of their respective obligations thereunder or the consummation of any of the transactions contemplated thereby, (ii) any extensions of credit hereunder or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by any member of the Consolidated Group or any Guarantor or any Environmental Liability related in any way to any member of the Consolidated Group or any Guarantor or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, in each case whether based on contract, tort, or any other theory, whether brought by a third party or by any member of the Consolidated Group, any Guarantor or any Affiliate thereof, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee as evidenced by a final and non-appealable judgment in favor of the Borrower.
(c)    The Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary and other similar taxes with respect to any Loan Document, any payments due thereunder or any Collateral, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

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(d)    To the extent permitted by applicable law, the Borrower shall not assert and waives any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, any Loan Document, the transactions contemplated hereby, any extension of credit hereunder or the use of proceeds thereof.
(e)    All amounts due under this Section 8.3 shall be payable promptly (and in any event within 10 Business Days) after written demand therefor. The provisions of this Section 8.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the extensions of credit hereunder, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.
SECTION 8.4.    CHANGE IN LAW. If the Lender determines that any law, request, rule, guideline or directive of any Governmental Authority (whether or not having the force of law) (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III), or compliance therewith by the Lender (or any corporation controlling the Lender), has the effect of increasing the Lender’s cost of making, issuing, funding or maintaining any extension of credit hereunder or committing to do any of the foregoing, or increasing the amount of capital or liquidity required or expected to be maintained by the Lender (or such corporation) or reducing the rate of return on capital (taking into consideration the Lender’s (or such corporation’s) policies with respect to capital adequacy, liquidity and the Lender’s desired return on capital) as a consequence of its obligations under any Loan Document, then, in each case, the Borrower agrees, upon demand by the Lender (which demand shall be accompanied by a written statement setting forth the basis for such demand and a statement as to the method of the calculation of the amount thereof in reasonable detail), to pay to the Lender additional amounts sufficient to compensate the Lender for such increased costs, increased capital or liquidity requirements or reduced rate of return, as the case may be; provided that in no event shall the Borrower be obligated to pay any amounts pursuant to this Section 8.4 incurred or suffered more than six months before the Lender provides the Borrower written notice of such amounts, as contemplated above, except if the change of law or similar event giving rise to any such amount is retroactive, in which event such six month period with respect to such amount shall include the period of retroactive effect.
SECTION 8.5.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties; provided that the Borrower may not assign or transfer its interest hereunder without the Lender's prior written consent. The Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, the Lender's rights and benefits under each of the Loan Documents. In connection therewith, the Lender may disclose all documents and information which the Lender now has or may hereafter acquire relating to any credit subject hereto, the Borrower or its business, any Guarantor or its business or any Collateral.
SECTION 8.6.    ENTIRE AGREEMENT; AMENDMENT. The Loan Documents constitute the entire agreement between the Borrower and the Lender with respect to the credit facility provided hereunder and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.
SECTION 8.7.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person (other than an Indemnitee) shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, any Loan Documents to which it is not a party.
SECTION 8.8.    TIME. Time is of the essence of each provision of each Loan Document.

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SECTION 8.9.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.
SECTION 8.10.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart executed by the party against whom enforcement is sought. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission (including .pdf file) shall be effective as delivery of a manually executed counterpart hereof.
SECTION 8.11.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding any conflicts of law rules which would otherwise cause this Agreement to be governed by the laws of any other jurisdiction).
SECTION 8.12.    SET OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Lender shall have the right, at any time or from time to time when an Event of Default exists, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all Obligations, irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured. The Lender agrees promptly to notify the Borrower after any such set-off and any application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
SECTION 8.13.    USURY. In no event shall the amount of interest due or payable under this Agreement or any other Loan Document exceed the maximum rate of interest allowed by applicable law and if any such payment is inadvertently paid by the Borrower or inadvertently received by the Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under applicable law. EACH PARTY HERETO AGREES AND STIPULATES THAT THE ONLY CHARGE IMPOSED UPON THE BORROWER FOR THE USE OF MONEY IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT IS AND SHALL BE THE INTEREST DESCRIBED HEREIN AND THEREIN, AND FURTHER AGREES AND STIPULATES THAT ALL OTHER CHARGES IMPOSED BY THE LENDER ON THE BORROWER IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, INCLUDING WITHOUT LIMITATION, ALL DEFAULT CHARGES, LATE CHARGES, PREPAYMENT FEES AND ATTORNEYS' FEES, ARE CHARGES MADE TO COMPENSATE THE LENDER FOR UNDERWRITING OR ADMINISTRATIVE SERVICES AND COSTS OR LOSSES PERFORMED OR INCURRED, AND TO BE PERFORMED OR INCURRED, BY THE LENDER IN CONNECTION WITH THIS AGREEMENT AND/OR THE OTHER LOAN DOCUMENTS AND SHALL UNDER NO CIRCUMSTANCES BE DEEMED TO BE CHARGES FOR THE USE OF MONEY. ALL CHARGES OTHER THAN CHARGES FOR THE USE OF MONEY SHALL BE FULLY EARNED AND NONREFUNDABLE WHEN DUE.
SECTION 8.14.    SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS AND WAIVER OF JURY TRIAL.
(a)    Submission to Jurisdiction. EACH OF THE PARTIES HERETO, FOR ITSELF AND ITS PROPERTY, CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE

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SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND TO THE COURTS OF ITS CORPORATE DOMICILE IN RESPECT OF ACTIONS BROUGHT AGAINST IT AS A DEFENDANT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURTS. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(b)    Waiver of Venue. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND TO THE JURISDICTION OF ANY OTHER COURTS TO WHICH IT MAY BE ENTITLED BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE.
(c)    Service of Process. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESS PROVIDED FOR NOTICES IN ACCORDANCE WITH SECTION 8.2 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTICES HEREUNDER SHALL BE CONCLUSIVELY PRESUMED RECEIVED AS EVIDENCED BY A DELIVERY RECEIPT FURNISHED BY THE UNITED STATES POSTAL SERVICE OR ANY REPUTABLE COMMERCIAL DELIVERY SERVICE.
(d)    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 8.15.    USA PATRIOT ACT NOTICE. The Lender notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.
SECTION 8.16.    NO ADVISORY OR FIDUCIARY RESPONSIBILITY. The Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not

91279997

been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower or any of its Affiliates, or any other Person and (ii) neither the Lender nor any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower waives and releases any claims that it may have against the Lender and its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 8.17.    SURVIVAL. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any extensions of credit hereunder, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any extension of credit hereunder or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as any Commitment has not expired or terminated. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the extensions of credit hereunder.
SECTION 8.18.    CONFIDENTIALITY. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties (including accountants, legal counsel and other advisors) in connection with the credit facility provided hereby, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over the Lender or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Lender’s regulatory compliance policy if the Lender deems such disclosure to be necessary for the mitigation of claims by those authorities against the Lender or any of its Related Parties (in which case, the Lender shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority or routine compliance related disclosures, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by applicable law), (c) as required by applicable laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Related Credit Arrangement, or any action or proceeding relating to this Agreement, any other Loan Document or any Related Credit Arrangement, or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (f) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided hereby, (g) with the consent of the Borrower, (h) in the case of deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Lender in connection with the administration of the Loan Documents, to such service providers, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender or any of its Affiliates from a third party that is not, to the Lender’s knowledge, subject to confidentiality obligations to

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the Borrower, (j) to the extent that such information is independently developed by such Person, or (k) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any Subsidiary thereof after the date hereof, such information (other than information delivered pursuant to Section 5.2(c) or (d)) is identified at the time of its delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as it would accord to its own confidential information.
[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed under seal as of the day and year first written above.

BORROWER:

MGP INGREDIENTS, INC.

By: /s/ Thomas K. Pigott
Name: Thomas K. Pigott
Title: CFO

CREDIT AGREEMENT
Signature Page
91279997

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Ken Washington
Name: Ken Washington
Title: Senior Vice President

CREDIT AGREEMENT
Signature Page
91279997

Schedule 3.7
Intellectual Property

United States Patents:

Debtor	Patent Number	Patent Application Number	Date Patent Issued	Date Patent Applied
MGPI Processing, Inc.	6517625	9754469	02/11/2003	01/03/2001
MGPI Processing, Inc.	6552171	9841552	04/22/2003	04/23/2001
MGPI Processing, Inc.	6605367	10324340	08/12/2003	12/18/2002
MGPI Processing, Inc.	6649177	9841544	11/18/2003	04/23/2001
MGPI Processing, Inc.	6716599	10057214	04/06/2004	04/24/2002
MGPI Processing, Inc.	6800736	10431549	10/05/2004	05/07/2003
MGPI Processing, Inc.	6809197	10459191	06/11/2003	10/26/2004
MGPI Processing, Inc.	7534459	10284552	05/19/2009	10/30/2002
MGPI Processing, Inc.	7166305	10459167	01/23/2007	06/11/2003
MGPI Processing, Inc.	7989592	11777176	08/02/2011	07/12/2007
MGPI Processing, Inc.	8309152	11059166	11/13/2012	02/16/2005
MGPI Processing, Inc.	8741370	11115441	06/03/2014	04/27/2005
MGPI Processing, Inc.	8753705	11146623	06/17/2014	06/07/2005
MGPI Processing, Inc.	8758845	13673641	06/24/2014	11/09/2012
MGPI Processing, Inc.	8802754	11339367	08/12/2014	01/25/2006
MGPI Processing, Inc.	9125431	12580755	09/08/2015	10/16/2009
MGPI Processing, Inc.	9238618	14516414	01/19/2016	10/16/2014
MGPI Processing, Inc.		14/256,243		04/18/2014
MGPI Processing, Inc.		11/689620		03/22/2007

International Patents:

Debtor	Registration Number	Application Number	Country/State
MGPI Processing, Inc.	1758461		GB
MGPI Processing, Inc.	1758461		LU
MGPI Processing, Inc.	1758461		MC
MGPI Processing, Inc.	1758461		CH
MGPI Processing, Inc.	1758461		IE
MGPI Processing, Inc.	1758461		FR
MGPI Processing, Inc.	1758461		DE
MGPI Processing, Inc.	2532285		CA
MGPI Processing, Inc.	1648237		SI
MGPI Processing, Inc.	1648237		DE
MGPI Processing, Inc.	1648237		FR
MGPI Processing, Inc.	1648237		IE
MGPI Processing, Inc.	1648237		SE
MGPI Processing, Inc.	1648237		CH
MGPI Processing, Inc.	1648237		LU
MGPI Processing, Inc.	1648237		MC
MGPI Processing, Inc.	1648237		NL
MGPI Processing, Inc.	1648237		DK
MGPI Processing, Inc.	1648237		GB
MGPI Processing, Inc.	2004253169		Australia

MGPI Processing, Inc.	2005267599		Australia
MGPI Processing, Inc.	1643841		DE
MGPI Processing, Inc.	1643841		FR
MGPI Processing, Inc.	1643841		GB
MGPI Processing, Inc.	3866289		JP
MGPI Processing, Inc.	4229236		JP
MGPI Processing, Inc.	4839213		JP
MGPI Processing, Inc.	5238495		JP
MGPI Processing, Inc.	1888650		Europe
MGPI Processing, Inc.	602006033350.1		DE
MGPI Processing, Inc.	1888650		GB
MGPI Processing, Inc.	2006254932		Australia
MGPI Processing, Inc.		2011124186	JP
MGPI Processing, Inc.		2011164823	Japan
MGPI Processing, Inc.		2007275271	Australia
MGPI Processing, Inc.		2661310	Canada
MGPI Processing, Inc.		7813110.9	Europe
MGPI Processing, Inc.		2009-521909	Japan
MGPI Processing, Inc.		2 611431	Canada
MGPI Processing, Inc.		2007 556375	Japan
MGPI Processing, Inc.		6720893.4	Europe
MGPI Processing, Inc.		2598089	Canada
MGPI Processing, Inc.		2006214040	Australia
MGPI Processing, Inc.		2570902	Canada
MGPI Processing, Inc.		2005 267599	Australia
MGPI Processing, Inc.		2006 520157	Japan

Patent Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER, IF ANY	DESCRIPTION
MGPI Processing, Inc.	Kansas State University Research Foundation	Australia and International	5,855,946 and 6,299,907	Plant Based Starches

TRADEMARKS AND TRADEMARK APPLICATIONS

Mark	Country	Status	Application Number	Registration Number	Application Date	Registration Date
MGP	USA	Registered	86/953,445	5,207,519		3/25/2016
VISCOMAX	USA	Registered	86/088,833	4,739,919		5/19/2015
TILL AMERICAN WHEAT VODKA	USA	Registered	86/822,946	5,196,525		11/17/2015
TILL KANSAS ESTATE WHEAT VODKA	USA	Request for extension granted	86/603,185		4/20/2015
TILL WHEAT GIN	USA	Request for extension granted	86/603,172		4/20/2015
TILL	USA	Request for extension granted	86/822,944		11/17/2015
TILL	USA	Request for extension granted	86/749,823		9/8/2015
TILL DISTILLING COMPANY	USA	Request for extension granted	86/749,821		9/8/2015

MGP	USA	Suspended to await entry of Madd Gear cancellation order	86/953,449		3/25/2016
MGP SPIRITS	USA	Application under examination	86/953,447		3/25/2016
TILL	USA	Registered	86/980,271	5,075,227	11/17/2015	11/1/2016
TILL	USA	Registered	86/980,233	5,075,224	9/8/2015	11/1/2016
TILL VODKA	USA	Registered	86/603,719	5,028,029	4/20/2015	8/23/2016
TILL WHEAT VODKA	USA	Registered	86/603,204	5,028,028	4/20/2015	8/23/2016
TILL KANSAS WHEAT VODKA	USA	Registered	86/603,198	5,028,027	4/20/2015	8/23/2016
TILL AMERICAN WHEAT VODKA	USA	Registered	86/603,719	5,028,026	4/20/2015	8/23/2016
TRUTEX	USA	Registered	85/688,614	4,556,537	7/27/2012	6/24/2014
OPTEIN	USA	Registered	85/885,492	4,472,546	3/25/2013	1/21/2014
FIBERRITE	USA	Registered	78/777,970	3,259,490	12/21/2005	07/03/2007
FIBERSYM	USA	Registered	78/448,572	3,086,500	7/9/2004	4/25/2006
FIBERSYM	USA	Registered	78/426,375	3,143,069	5/27/2004	09/12/2006
MGP INGREDIENTS, INC.	USA	Registered	78/448,141	3,020,190	7/9/2004	11/29/2005
ARISE	USA	Registered	78/086,949	2,681,958	10/4/2001	1/28/2003
WHEATEX	USA	Registered	77/169,737	3,450,542	5/1/2007	6/17/2008
MGP INGREDIENTS	USA	Registered	76/416,336	3,032,619	6/3/2002	12/20/2005
FOAM PRO	USA	Registered	75/080,773	2,083,385	3/29/1996	7/29/1997
WHEATEX	USA	Registered	74/567,025	2,076,023	8/29/1994	7/1/1997
REMUS REPEAL RESERVE	USA	Application under examination	87/382,464		3/23/2017

GR	USA	Application published for opposition	87/382,468	3/23/2017
KING OF THE BOOTLEGGERS	USA	Application published for opposition	87/362,742	3/8/2017
GR	USA	Application awaiting review	87/497,404	6/20/2017
ROSSVILLE UNION	USA	Application awaiting review	87/497,402	6/20/2017
LAWRENCEBURG DISTILLERS INDIANA	USA	Abandoned	87/238,793	11/16/2016
ROSSVILLE	USA	Application under examination	86/953,450	3/25/2016
ROSSVILLE RYE	USA	Application under examination	86/953,448	3/25/2016
TANNER’S CREEK	USA	Application under examination	86/953,446	3/25/2016
B UR BN	USA	Application under examination	86/953,443	3/25/2016
LDI	USA	Application under examination	86/651,279	6/4/2015
MERIWETHER GIN	USA	Application under examination	86/603,161	4/20/2015
MERIWETHER LEWIS GIN	USA	Application under examination	86/603,150	4/20/2015

ROSSVILLE DISTILLERY	USA	Application under examination	86/794,384		10/21/2015
IMOGENE REMUS	USA	Application under examination	86/149,340		12/20/2013
GEORGE REMUS	USA	Registered	86/149,348	4,634,131	12/20/2013	11/4/2014
LIMITED EDITION METZE’S SELECT INDIANA STRAIGHT BOURBON WHISKEY	USA	Registered	86/642,679	5,074,263	5/27/2015	11/1/2016
METZE’S SELECT	USA	Registered	86/642,657	5,074,262	5/27/2015	11/1/2016
CLOUD’S BATCH ‘41	USA	Registered	85/777,791	5,008,349	11/13/2012	7/26/2016

TRADEMARKS LICENSES

None.

COPYRIGHTS

None.

COPYRIGHT LICENSES

None.

Schedule 3.9
Material Contracts

1.	Note Purchase and Private Shelf Agreement, dated August 23, 2017, among the Borrower, PGIM, Inc. and the Series A Purchasers referred to therein.

2.	Grain Supply Agreement, dated December 22, 2014, between MGPI Processing, Inc. and Bunge Milling, Inc.

3.	Grain Supply Agreement, dated January 1, 2015, between MGPI of Indiana, LLC and Consolidated Grain and Barge.

4.	Supply Agreement, dated July 10, 2015 between Ardent Mills, LLC and MGPI Processing, Inc.

5.	Distillate Supply Agreement, dated July 1, 2013, between Diageo Americas Supply, Inc. and MGPI of Indiana, LLC.

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Schedule 3.10
Environmental Matters

1.
On December 21, 2016, the U.S. Environmental Protection Agency (“EPA”) issued a Notice of Violation to the Company alleging the Company commenced construction of new aging warehouses for whiskey at its facility in Lawrenceburg, Indiana, without first applying for or obtaining a Clean Air Act permit and without adequately demonstrating to the EPA that emissions control equipment did not need to be installed to meet applicable air quality standards. The Company notes that neither EPA nor the State of Indiana have required emission control equipment for aging whiskey warehouses and, to our knowledge, no other whiskey distillers in the U.S. have been required to install emissions control equipment in their aging whiskey warehouses. No demand for a penalty has been made in connection with the Notice of Violation, but the Company believes it is probable that a penalty will be assessed. Although it is not possible to reasonably estimate a loss or range of loss at the date of this filing, the Company currently does not expect that the amount of any such penalty or related remedies would have a material adverse effect on the Company’s business, financial condition or results of operations.

2.
A chemical release occurred at the Company's Atchison facility on October 21, 2016, which resulted in emissions venting into the air. The Company reported the event to the EPA, the Occupational, Safety, and Health Administration ("OSHA"), and to Kansas and local authorities on that date, and is cooperating fully to investigate and ensure that all appropriate response actions are taken. The Company has also engaged outside experts to assist the investigation and response. The Company believes it is probable that a fine or penalty may be imposed by regulatory authorities, but it is currently unable to reasonably estimate the amount thereof for Kansas and local authorities since some investigations are not complete and could take several months up to a few years to complete. Private plaintiffs have initiated, and additional private plaintiffs may initiate, legal proceedings for damages resulting from the emission, but the Company is currently unable to reasonably estimate the amount of any such damages that might result. The Company's insurance is expected to provide coverage of any damages to private plaintiffs, subject to a deductible of $250, 000 but certain regulatory fines or penalties may not be covered and there can be no assurance to the amount or timing of possible insurance recoveries if ultimately claimed by the Company. There was no significant damage to the Company's Atchison plant as a result of this incident. No other MGP facilities, including the distillery in Lawrenceburg, Indiana, were affected by this incident.

OSHA completed its investigation and, on April 19, 2017, issued its penalty to the Company in the amount of $138,000. Management settled this assessment with OSHA in full for $75,000 which was paid on May 16, 2017. A portion, or all, of the penalty amount may be covered by insurance.
The EPA informed the Company on August 1, 2017, that it intends to seek civil penalties of approximately $250,000 in connection with its investigation, while offering the Company the opportunity to settle the matter prior to the EPA proceeding with a formal enforcement action. The Company is seeking a negotiated settlement with the EPA. Since negotiations are ongoing and EPA-proposed penalties are not material to the quarter ended June 30, 2017, the Company has not included an accrual in its results. A portion, or all, of the settled penalty amount may be covered by insurance.

Notes: For purposes of this Schedule 3.10, the term "Company" refers to MGP Ingredients, Inc. and its subsidiaries. Disclosure of any item above is made out of an abundance of caution, and does not necessarily imply that any such item is material or could have or result in a Material Adverse Effect.

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Schedule 3.11
Real Property
(Collateral Locations)

Owned:

Loan Party	Collateral Locations
MGP Ingredients, Inc.	100 Commercial, Atchison, Kansas
MGPI Processing, Inc.
100 Commercial, Atchison, Kansas
101 Commercial, Atchison, Kansas
200 Commercial, Atchison, Kansas
16 Kansas Avenue, Kansas City, Kansas
1100 Main Street, Atchison, Kansas
1200 Main Street, Atchison, Kansas
1300 Main Street, Atchison, Kansas

MGPI of Indiana, LLC	7 Ridge Avenue, Lawrenceburg, Indiana

Leased:

Loan Party	Collateral Locations
MGPI Processing, Inc.	8801 Renner Avenue, Lenexa, Kansas
MGPI Processing, Inc.	Space Center Inc. 5555 W. Geospace Drive, Independence, MO 64056
MGPI Processing, Inc.	Zumbro River Brand, Inc. 590 W 14th St. Albert Lea, MN 56007
MGPI of Indiana, LLC	Meier's Wine Cellar Inc. 6955 Plainfield Rd., Cincinnati, OH 45236
MGPI Processing, Inc. & MGPI of Indiana, LLC	Crown Valley Distilling 13326 State Route FSTE. Genevieve, MO 63670
MGPI Processing, Inc. & MGPI of Indiana, LLC	Strong Spirits 999 Withrow Ct. Bardstown, KY 40004

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MGPI Processing, Inc. & MGPI of Indiana, LLC	LiDestri Spirits 1050 Lee Road, Rochester, NY 14606
MGPI Processing, Inc. & MGPI of Indiana, LLC	Western Carriers - Park Street 8501 Westside Avenue North Bergen, NJ 07047
MGPI Processing, Inc. & MGPI of Indiana, LLC	Western Wine Services -Park Street 1275 Commerce Blvd., American Canyon, CA 94503
MGPI Processing, Inc. & MGPI of Indiana, LLC	State of Iowa – Warehouse 1918 SE Hulsizer Road, Ankeny, IA 50021
MGPI Processing, Inc. & MGPI of Indiana, LLC	State of Ohio – Warehouse 3005 East Kemper Road Cincinnati, OH 45241

Other Collateral Locations
ICP, 1301 Front Street, Pekin, IL 61555
MO - KAN Underground, 6675 Sherman Rd., Atchison, KS 66002
Reckitt Benckiser, 799 Route 206, Belle Meade, NJ 08502
Cone Solvents, 6185 Cockrill Bend Circle, Nashville, TN 37209
Frontier Logistics Services, 1830 Linder Industrial Drive, Nashville, TN 37209
Chemisphere, 2102 Clifton Avenue, Saint Louis, MO 63139

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Schedule 3.13
Subsidiaries

Name of Subsidiary	Authorized Shares	Number of Shares/ Units Issued	% of Outstanding Shares/Units directly owned by MGP Ingredients, Inc.
MGPI Processing, Inc.	common stock: 1,000 shares of with no par value	1,000	100%
	preferred stock: 10 shares with par value of $10.00	10	100%
MGPI Pipeline, Inc.	common stock: 100,000 shares with par value of $1.00	5,000 shares	100%
MGPI of Indiana, LLC	membership units	single member LLC	100%
Thunderbird Real Estate Holdings, LLC	membership units	single member LLC	100%

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Schedule 3.15
Loan Party Information

Loan Party Name	Jurisdiction of Formation	Form of Organization	Location of Chief Executive Office	Federal Tax ID number	Organizational ID Number from Secretary of State (if applicable)
MGP Ingredients, Inc.	Kansas	Corporation	100 Commercial Street, Atchison, KS 66002	45-4082531	4554606
MGPI Processing, Inc.	Kansas	Corporation	100 Commercial Street, Atchison, KS 66002	48-0531200	83220
MGPI Pipeline, Inc.	Kansas	Corporation	100 Commercial Street, Atchison, KS 66002	48-1076698	1569474
MGPI of Indiana, LLC	Delaware	Single Member LLC	100 Commercial Street, Atchison, KS 66002	26-2330535	4527045

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Schedule 6.2
Existing Indebtedness

1.
Aircraft financing Indebtedness of MGPI Pipeline, Inc. due U.S. Bank National Association, acting through its division, U.S. Bank Equipment Finance, in an outstanding principal amount not to exceed $2.1 million. The aircraft is owned by MGPI Pipeline, Inc. and is leased by it to MGPI Processing, Inc. Indebtedness guaranteed by the Borrower.

2.	To the extent constituting Indebtedness, the obligations secured by or related to the equipment lease or purchase-money financing statements described in Schedule 6.3.

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Schedule 6.3

Existing Liens

Liens evidenced by the UCC financing statements listed below:

1.	Debtor – MGP Ingredients, Inc.* (f/k/a MGPI Holdings, Inc.)

Jurisdiction	UCC Number	Filing Date	Secured Party	Collateral**
Kansas	6954606	2012-12-13	General Electric Capital Corporation	Equipment Lease Agreement No. 7665240-0002

*	See item no. 2 below (MGPI Processing, Inc.) for UCC financing statements filed against MGP Ingredients, Inc. before it changed its name to MGPI Processing, Inc.

**    See related UCC financing statement for complete collateral description

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2.Debtor – MGPI Processing, Inc. (f/k/a MGP Ingredients, Inc., Midwest Grain Products, Inc. and Midwest Solvents Company, Inc.)

Jurisdiction	UCC Number	Filing Date	Secured Party	Collateral*
Kansas	5729033 (originally filed against MGP Ingredients, Inc. as debtor)	2004-01-22	Winthrop Resources Corporation	Lease Agreement No. MG011204, Schedule #001
	70621029 - Continuation	2009-01-05
	7037542 - Continuation	2013-10-28
Kansas	6172803 (originally filed against MGP Ingredients, Inc. as debtor)	2006-06-05	Winthrop Resources Corporation	Lease Agreement No. MG011204, Schedule #B02
	70933721 - Continuation	2011-04-27
	72203743 - Continuation	2016-04-28
Kansas	6395701 (originally filed against MGP Ingredients, Inc. as debtor)	2007-08-07	Winthrop Resources Corporation	Lease Agreement No. MG011204, Schedule #003R
	71210871 - Continuation	2012-07-27
	72522266 - Continuation	2017-07-12
Kansas	6502512 (originally filed against MGP Ingredients, Inc. as debtor)	2008-06-25	Winthrop Resources Corporation	Lease Agreement No. MG011204, Schedule #005R
	71348788 - Continuation	2013-02-13
Kansas	6538847 (originally filed against MGP Ingredients, Inc. as debtor)	2008-10-23	Winthrop Resources Corporation	Lease Agreement No. MG011204, Schedule #006R
	7005762 - Continuation	2013-06-21
Kansas	6812317 (originally filed against MGP Ingredients, Inc. as debtor)	2011-07-01	U.S. Bancorp Equipment Finance, Inc.	Master Lease Agreement dated 06/28/11, specific assets
	72171262 - Continuation	2016-03-18

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Kansas	6954606	2012-12-13	General Electric Capital Corporation	Specific equipment
Kansas	72498376	2017-06-07	Canon Financial Services, Inc.	Specific equipment
Kansas	6977383	2013-03-11	GE Capital Commercial Inc.	Specific equipment
Kansas	6993224	2013-05-03	Passchendaele Capital Fund	Lease Agreement #CG-5593 Lease Schedule No. 1
	7006091 - Assignment	2013-06-21	Sterling National Bank
	7010739 - Amendment	2013-07-10		Amend to more fully describe equipment/collateral
Kansas	7003551	2013-06-12	CSI Leasing, Inc.	Master Lease 242997, Equipment Schedule 5
Kansas	71618552	2014-02-18	CSI Leasing, Inc.	Master Lease 242997, Equipment Schedule 6
Kansas	7091911	2014-06-19	GE Capital Commercial Inc.	Specific equipment
Kansas	7100571	2014-07-31	GE Capital Commercial Inc.	Specific equipment
Kansas	103482289	2015-05-27	Deere Credit, Inc.	Specific equipment
Kansas	72021434	2015-08-11	General Electric Credit Corporation of Tennessee	Specific equipment
Kansas	7191224	2015-11-12	U.S. Bank National Association acting through its division U.S. Bank Equipment Finance [Assignor secured party is MGPI Pipeline, Inc.]	One Cessna aircraft, two aircraft engines, and related items, agreements, contracts, chattel paper, etc.

Kansas	7191489	2015-11-12	Harcros Chemicals Inc.	Bulk Storage Equipment
Kansas	72237675	2016-06-09	CSI Leasing, Inc.	Specific equipment

*    See related UCC financing statement for complete collateral description

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3.Debtor – MGPI Pipeline, Inc. (f/k/a Midwest Grain Pipeline, Inc.)

Jurisdiction	UCC Number	Filing Date	Secured Party	Collateral*
Kansas	72086031	2015-11-11	U.S. Bank National Association acting through its division U.S. Bank Equipment Finance	One Cessna aircraft, two aircraft engines, and related items, agreements, contracts, chattel paper, etc.

*    See related UCC financing statement for complete collateral description

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4.    Debtor – MGPI of Indiana, LLC (f/k/a Firebird Acquisitions, LLC)

Jurisdiction	UCC Number	Filing Date	Secured Party	Collateral*
Delaware	2014 4944062	2014-12-08	Ultra Pure, LLC	All barrels of whiskey as set forth in Warehouse Service Agreement dated 10/29/2012, as amended

*    See related UCC financing statement for complete collateral description

5.    Debtor – Thunderbird Real Estate Holdings, LLC

None.

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Schedule 6.6

Existing Investments

1.    Investments by the Borrower in its Subsidiaries.

2.	Minority equity investments made by the Borrower in the following local (Atchison, Kansas) entities:

Bellevue Country Club         $22,000
Right on Track             $53,680

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Exhibit A

Closing Checklist

See attached.

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Index of Closing Documents
CREDIT AGREEMENT

Dated as of August 23, 2017
between
MGP INGREDIENTS, INC.,
as Borrower,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

$150,000,000 revolving credit facility

PARTIES:
Borrower:    MGP Ingredients, Inc., a Kansas corporation

Subsidiary Guarantors:    MGPI Processing, Inc., a Kansas corporation
MGPI Pipeline, Inc., a Kansas corporation
MGPI of Indiana, LLC, a Delaware limited liability company

Lender:    Wells Fargo Bank, National Association
MW:    McGuireWoods LLP, counsel to the Lender

BC:	Stinson Leonard Street LLP, counsel to the Loan Parties

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Description	Responsible Party
Documents
1.     Credit Agreement between the Borrower and the Lender

Schedules
3.7 Intellectual Property
3.9 Material Contracts
3.10 Environmental Matters
3.11 Real Property
3.13 Subsidiaries
3.15 Loan Party Information
6.2 Existing Indebtedness
6.3 Existing Liens
6.6 Existing Investments

Exhibits
A Closing Checklist
B Compliance Certificate
MW MW Borrower Borrower Borrower Borrower Borrower Borrower Borrower MW MW
2. Note from the Borrower in favor of the Lender	MW
3. Subsidiary Guaranty Agreement	MW
4. Security Agreement Schedules 1 Debtor Information 2 Collateral Locations 3 Intellectual Property 4 Commercial Tort Claims	MW
5. Pledge Agreement Schedules 1 Pledged Interests 2 Debtor Information	MW
6. Original Stock Certificates and Transfer Powers	Borrower
7. Intellectual Property Security Agreements (if applicable) (a) Patent (b) Trademark	MW
8. Collateral Agency and Intercreditor Agreement	MW

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Description	Responsible Party
9.    Entity documents of the Borrower, including:
a. Certificate of Secretary certifying as to:
(1) Certificate of Formation certified as of recent date by the Kansas Secretary of State
(2) Bylaws
(3) Authorizing consents/resolutions
(4) Incumbency Certificate
         b. Certificate of Existence/Good Standing (Kansas)
Borrower
10.     Entity documents of MGPI Processing, Inc., including:
a. Certificate of Secretary certifying as to:
(1) Certificate of Formation certified as of recent date by the Kansas Secretary of State
(2) Bylaws
(3) Authorizing consents/resolutions
(4) Incumbency Certificate
         b. Certificate of Existence/Good Standing (Kansas)
Borrower
11.     Entity documents of MGPI Pipeline, Inc., including:
a. Certificate of Secretary certifying as to:
(1) Certificate of Formation certified as of recent date by the Kansas Secretary of State
(2) Bylaws
(3) Authorizing consents/resolutions
(4) Incumbency Certificate
         b. Certificate of Existence/Good Standing (Kansas)
Borrower
12.     Entity documents of MGPI of Indiana, LLC, including:
a. Certificate of Secretary certifying as to:
(1) Certificate of Formation certified as of recent date by the Delaware Secretary of State
(2) Operating Agreement
(3) Authorizing consents/resolutions
(4) Incumbency Certificate
         b. Certificate of Existence/Good Standing (Delaware)
Borrower
13. Opinion of Counsel to the Loan Parties	BC
14. UCC Preclosing Search Results	MW
15. UCC Financing Statements as set forth on Appendix A attached hereto	MW
16. Certificate of a Responsible Officer of the Borrower, including certification as to copies of all Material Contracts listed on Schedule 3.9 of the Credit Agreement	Borrower
17. Evidence of Insurance with lender’s loss payee and additional insured endorsements	Borrower

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Description	Responsible Party
18. Financial Information	Borrower/ WF
19. Evidence of payment of existing indebtedness, including: a. Payoff Letter b. UCC Termination Statements c. IP Releases d. Mortgage releases e. Deposit Account Control Agreement termination(s)	WF/Borrower
20. Funds Flow Memorandum	MW

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APPENDIX A
UCC Financing Statements

Debtor	Jurisdiction	File Date	File Number
MGP Ingredients, Inc.	Kansas
MGPI Processing, Inc.	Kansas
MGPI Pipeline, Inc.	Kansas
MGPI of Indiana, LLC	Delaware

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Exhibit B

Form of Compliance Certificate

Financial Statement Date: __________, _____
To:    Wells Fargo Bank, National Association
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of August 23, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between MGP Ingredients, Inc., a Kansas corporation (the “Borrower”), and Wells Fargo Bank, National Association (the “Lender”).
The undersigned officer hereby certifies as of the date hereof that he/she is the [President/Chief Financial Officer/Controller/Treasurer] of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Lender on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 5.2(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 5.2(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.
3.    A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its obligations under the Loan Documents, and
[select one:]
[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]
--or--
[the following covenants or conditions have not been performed or observed and the following is a list of each such default and its nature and status:]
4.    The representations and warranties of the Borrower contained in Article III of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents,

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are true and correct in all material respects (or if already qualified by a materiality or Material Adverse Effect qualifier, in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or if already qualified by a materiality or Material Adverse Effect qualifier, in all respects) as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 3.5 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) or (b), as applicable, of Section 5.2 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
5.    The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Compliance Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of _______________, _____.
MGP INGREDIENTS, INC.

By:
Name:
Title: [President/Chief Financial Officer/ Controller/Treasurer]

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For the Quarter/Year ended ___________________ (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
CONSOLIDATED LEVERAGE RATIO EXHIBIT

Consolidated Leverage Ratio:

A.	Consolidated Funded Indebtedness: $_______________

B.    Consolidated EBITDA:

(1)    Consolidated Net Income    $_______________
(2)    + income taxes    $_______________
(3)    + Consolidated Interest Expense    $_______________
(4)    + depreciation and amortization    $_______________
(5)    + non-cash charges (except to the extent that such non-cash
charges are reserved for cash charges to be taken in the future)    $_______________
(6)    - non-cash gains or non-cash items
(7)    = Consolidated EBITDA    $_______________

Consolidated Leverage Ratio = A ÷ B(7):    _____ to 1.00

Maximum permitted ratio is:     3.00 to 1.00

The Applicable Rate is to be calculated at Tier ___.

Tier	Consolidated Leverage Ratio
I	< 2.00 to 1.00
II	≥ 2.00 to 1.00

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For the Quarter/Year ended ___________________ (“Statement Date”)

CONSOLIDATED FIXED CHARGE COVERAGE RATIO EXHIBIT

Consolidated Fixed Charge Coverage Ratio:

1.    Cash Flow Available to Pay Fixed Charges:

(A)	Consolidated EBITDA
(see B(7) of the Consolidated Leverage Ratio Exhibit)    $_______________
(B)    – non-financed Capital Expenditures    $_______________
(C)    – dividend and distributions (excluding from ICP sale proceeds)    $_______________
(D)    – income taxes paid in cash during such period    $_______________
(E)    – share repurchases (in each case excluding share repurchases and other acquisitions of stock of the Borrower or securities convertible therefor required to be purchased pursuant to employee stock compensation plans consistent with the plans in effect on the Closing Date in an aggregate amount not to exceed (x) $7,500,000 in any period other than the 2019 fiscal year, or (y) $14,200,000 in the 2019 fiscal year):    $_______________
(F)    = Cash Flow available to pay fixed charges    $_______________

2.    Consolidated Fixed Charges:
(A)    Consolidated Interest Expense    $______________
(B)    + scheduled principal payments of Consolidated
Funded Indebtedness     $______________
(C)    = Consolidated Fixed Charges    $______________

Consolidated Fixed Charge Coverage Ratio = 1(F) ÷ 2(C): ____ to 1.00

Minimum permitted ratio is: 1.25 to 1.00

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